Deal CUSIP Number: 01449LAC4

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of September 15, 2017
among
ALEXANDER & BALDWIN, LLC,
GRACE PACIFIC LLC, and
The Other Borrowers Party Hereto,
as the Borrowers,
BANK OF AMERICA, N.A.,
as Agent, Swing Line Lender and L/C Issuer,
and

The Other Lenders Party Hereto

FIRST HAWAIIAN BANK,
as Syndication Agent and L/C Issuer

AMERICAN AGCREDIT, PCA,
U.S. BANK NATIONAL ASSOCIATION
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
FIRST HAWAIIAN BANK,
as Joint Lead Arrangers and Co-Bookrunners

TABLE OF CONTENTS
Section    Page
ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS1
1.01Defined Terms.    1
1.02Other Interpretive Provisions.    28
1.03Accounting Terms.    29
1.04Rounding.    30
1.05Times of Day.    30
1.06Letter of Credit Amounts.    30
ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS30
2.01Committed Loans.    30
2.02Borrowings, Conversions and Continuations of Committed Loans.    30
2.03Letters of Credit.    32
2.04Swing Line Loans.    42
2.05Prepayments.    44
2.06Termination or Reduction of Commitments.    45
2.07Repayment of Loans.    46
2.08Interest.    46
2.09Fees.    47
2.10Computation of Interest and Fees; Retroactive Adjustment of Applicable Rate.    47
2.11Evidence of Debt.    48
2.12Payments Generally; Agent’s Clawback.    48
2.13Sharing of Payments by Lenders.    50
2.14Increase in Commitments.    50
2.15Cash Collateral.    51
2.16Defaulting Lenders.    53
2.17Joint and Several Obligations.    55
ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY55
3.01Taxes.    55
3.02Illegality.    60
3.03Inability to Determine Rates.    60
3.04Increased Costs.    61
3.05Compensation for Losses.    62
3.06Mitigation Obligations; Replacement of Lenders.    63
3.07Survival.    63
ARTICLE IV. CONDITIONS PRECEDENT TO EFFECTIVENESS AND Credit Extensions64
4.01Conditions of Effectiveness.    64
4.02Conditions to all Credit Extensions.    65

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ARTICLE V. REPRESENTATIONS AND WARRANTIES65
5.01Organization.    65
5.02Financial Statements.    66
5.03Actions Pending.    66
5.04Outstanding Debt.    67
5.05Title to Properties.    67
5.06Taxes.    67
5.07Conflicting Agreements and Other Matters.    67
5.08ERISA.    67
5.09Government Consent.    68
5.10Investment Company Status.    68
5.11Real Property Matters.    68
5.12Possession of Franchises, Licenses, Etc.    68
5.13Environmental and Safety Matters.    68
5.14Hostile Tender Offers.    68
5.15Employee Relations.    69
5.16OFAC.    69
5.17Disclosure.    69
5.18Anti-Corruption Laws.    69
5.19No EEA Financial Institution.    69
ARTICLE VI. AFFIRMATIVE COVENANTS69
6.01Financial Information.    70
6.02Inspection of Property.    72
6.03Covenant to Secure Obligations Equally.    72
6.04Maintenance of Properties; Insurance.    72
6.05Environmental and Safety Laws.    72
6.06Use of Proceeds.    73
6.07Additional Loan Parties    73
6.08Anti-Corruption Laws    73

09	REIT Status 73
ARTICLE VII. NEGATIVE COVENANTS74
7.01Financial Covenants.    74
7.02Liens.    75
7.03Loans and Advances.    76
7.04Merger and Sale of Assets.    77
7.05Priority Debt.    78
7.06Transactions with Holders of Partnership or Other Equity Interests.    78
7.07Use of Proceeds.    78
7.08Transfer of Assets to Subsidiaries.    79
7.09Restricted Payments.    79
7.10Sanctions    79
7.11Anti-Corruption Laws    79

2	Additional Agreements 79

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES79
8.01Events of Default.    79
8.02Remedies Upon Event of Default.    82
8.03Application of Funds.    83
ARTICLE IX. AGENT84
9.01Appointment and Authority.    84
9.02Rights as a Lender.    84
9.03Exculpatory Provisions.    84
9.04Reliance by Agent.    85
9.05Delegation of Duties.    85
9.06Resignation of Agent.    85
9.07Non-Reliance on Agent and Other Lenders.    87
9.08No Other Duties, Etc.    87
ARTICLE X. MISCELLANEOUS87
10.01Amendments, Etc.    87
10.02Notices; Effectiveness; Electronic Communication.    89
10.03No Waiver; Cumulative Remedies.    91
10.04Expenses; Indemnity; Damage Waiver.    91
10.05Payments Set Aside.    93
10.06Successors and Assigns.    93
10.07Treatment of Certain Information; Confidentiality.    98
10.08Right of Setoff.    99
10.09Interest Rate Limitation.    99
10.10Counterparts; Integration; Effectiveness; Amendment and Restatement.    99
10.11Survival of Representations and Warranties.    100
10.12Severability.        100
10.13Replacement of Lenders.    100
10.14Governing Law; Jurisdiction; Etc.    101
10.15Waiver of Jury Trial.    102
10.16No Advisory or Fiduciary Responsibility.    102
10.17Electronic Execution of Assignments and Certain Other Documents.    103
10.18USA PATRIOT Act.    103
10.19Acknowledgement and Consent to Bail-In of EEA Financial Institutions    103
ARTICLE XI. GUARANTY104
11.01Guaranty        104

11.02Obligations Unconditional    104
11.03Reinstatement    105
11.04Certain Additional Waivers    105
11.05Remedies    105
11.06Guaranty of Payment; Continuing Guaranty    105
11.07Further Agreements    106
11.08Additional Liability of Guarantors    106

SCHEDULES

1.01(a)    Existing Letters of Credit
1.01(b)    Reorganization
2.01    Commitments and Applicable Percentages
5.01    Subsidiaries of Holdings and Ownership of Subsidiary Equity
7.02    Existing Liens
10.02    Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of:

A    Committed Loan Notice
B    Swing Line Loan Notice
C    Note
D    U.S. Tax Compliance Certificates
E-1    Assignment and Assumption
E-2    Administrative Questionnaire
F    Compliance Certificate
G    Guaranty
H    Notice of Loan Prepayment
I    Letter of Credit Report
J    Joinder Agreement

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of September 15, 2017, among ALEXANDER & BALDWIN, LLC, a Delaware limited liability company (the “Company”), GRACE PACIFIC LLC, a Hawaii limited liability company (“Grace”), Alexander & Baldwin, LLC, Series R (“Series R”), Alexander & Baldwin, LLC, Series T (“Series T”), Alexander & Baldwin, LLC, Series M (“Series M”) and certain Additional Borrowers from time to time party hereto (together with the Company, Grace, Series R, Series T and Series M, each individually, a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Agent, Swing Line Lender and L/C Issuer, and FIRST HAWAIIAN BANK, as L/C Issuer.
The Loan Parties are party to that certain Amended and Restated Credit Agreement dated as of December 10, 2015 (as amended, supplemented or otherwise modified from time to time until (but not including) the Closing Date, the “Existing Credit Agreement”) with the lenders party thereto and Bank of America, N.A., as administrative agent.
The parties to this Agreement desire to amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety to read as follows. This Agreement is not a novation of the Existing Credit Agreement.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“A&B” means Alexander & Baldwin, Inc., a Hawaii corporation (including as such entity may be converted to a Hawaii limited liability company named Alexander & Baldwin Investments, LLC as part of the Reorganization).
“Accredited Appraiser” means an appraiser selected by the Agent and reasonably acceptable to the Required Lenders.
“Additional Borrower” has the meaning set forth in Section 6.07(b).

“Additional Guarantor” has the meaning set forth in Section 6.07(a).

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Agent.
“Affiliate” means, without duplication, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of the Loan Documents, the term “Affiliate,” when used in reference to the Borrowers, shall not include Subsidiaries of the Borrowers.
“Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify to the Company and the Lenders in writing.
“Aggregate Commitments” means, as of any date of determination, the Commitments of all the Lenders. The initial amount of the Aggregate Commitments in effect on the Closing Date is $450,000,000. The Aggregate Commitments may be increased or decreased from time to time as provided herein.
“Agreement” means this Credit Agreement.
“Agricultural Land” means land owned in fee by Holdings or its Subsidiaries which is located in the State of Hawaii and zoned exclusively for agricultural purposes, but excluding watershed land, conservation land and pastureland.
“Applicable Cap Rates” means (i) 7.25% for Investment Properties, (ii) 9.00% for Agricultural Land which is leased to third parties, (iii) 8.00% for Leased Non-Agricultural Land which is located in the continental United States, and (iv) 7.50% for Leased Non-Agricultural Land which is located in the State of Hawaii.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable. The Applicable Percentages shall be subject to adjustment as provided in Section 2.16.
“Applicable Rate” means with respect to the commitment fee payable pursuant to Section 2.09(a), the Eurodollar Rate, the Base Rate and the Letter of Credit Fee, from time to time, the following percentages per annum, based upon the Total Debt to Total Adjusted Asset Value Ratio as set forth below:

Pricing Level	Total Debt to Total Adjusted Asset Value Ratio	Commitment Fee	Eurodollar Rate	Base Rate	Letter of Credit Fee
I	> 0.45 to 1.0	0.30%	2.05%	1.05%	2.05%
II	< 0.45 to 1.0 but > 0.35 to 1.0	0.25%	1.85%	0.85%	1.85%
III	< 0.35 to 1.0 but > 0.25 to 1.0	0.20%	1.65%	0.65%	1.65%
IV	< 0.25 to 1.0 but > 0.15 to 1.0	0.20%	1.45%	0.45%	1.45%
V	< 0.15 to 1.0	0.15%	1.25%	0.25%	1.25%

The Applicable Rate in effect on the Closing Date through the date on which the first Compliance Certificate is received by the Agent after the Closing Date shall be based on Pricing Level III. Thereafter the Applicable Rate shall be determined by reference to the Total Debt to Total Adjusted Asset Value Ratio as set forth in the most recent Compliance Certificate received by the Agent pursuant to Section 6.01(c). Any increase or decrease in the Applicable Rate resulting from a change in the Total Debt to Total Adjusted Asset Value Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(c); provided, however, that if such Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 6.01(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Total Debt to Total Adjusted Asset Value Ratio contained in such Compliance Certificate.
“Applicable Value” means, as of any date of determination, with respect to the calculation of the value of Development Real Properties associated with the exclusion of Non-Recourse Debt from Priority Debt: (i) if the amount of such excluded Non-Recourse Debt is equal to or less than 70% of the book value of the associated Development Real Properties, the book value of the associated Development Real Properties or (ii) if the amount of such excluded Non-Recourse Debt exceeds 70% of the book value of the associated Development Real Properties but is equal to or less than 70% of the Appraised Value of the associated Development Real Properties, the Appraised Value of the associated Development Real Properties.

“Appraised Value” means, at any time of determination, to the extent elected by the Borrowers, the value determined by an appraisal performed by an Accredited Appraiser at the Borrowers’ option no earlier than one year prior to such time, which appraisal assumes no greater than a twelve month marketing time frame.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means each of (a) MLPFS and (b) First Hawaiian Bank, each in its capacity as a joint lead arranger and co-bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by an electronic platform) approved by the Agent.
“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.
“Authorized Officer” means, with respect to any Loan Party, any officer of such Loan Party designated as an “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of such Loan Party’s then existing Authorized Officers (as previously identified to the Agent). Any action taken under this Agreement on behalf of a Loan Party by any individual who on or after the Closing Date shall have been an Authorized Officer of such Loan Party and whom the Agent or any of the Lenders in good faith believes to be an Authorized Officer of such Loan Party at the time of such action shall be binding on such Loan Party even though such individual shall have ceased to be an Authorized Officer of such Loan Party, unless such Borrower or such Loan Party shall have provided the Agent with a certificate executed by one of such Loan Party’s then existing Authorized Officers (as previously identified to the Agent) indicating that such individual is no longer an “Authorized Officer.”
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%; provided that if the

Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Committed Loan that bears interest based on the Base Rate.
“Borrower” and “Borrowers” each have the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.01.
“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day that is also a London Banking Day.
“Capitalized Lease Obligation” means, with respect to any Person, any rental obligation of such Person which, under GAAP in effect and adopted by Holdings as of the Closing Date, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles; provided, that the adoption or issuance of any accounting standards after the Closing Date will not cause any rental obligation that was not or would not have been a Capitalized Lease Obligation prior to such adoption or issuance to be deemed to be a Capitalized Lease Obligation.
“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith by any Governmental Authority and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means:

(a)    the acquisition, after the Closing Date, by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) (but excluding any employee benefit plan of such persons or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of outstanding shares of voting stock representing more than 50% of voting control of Holdings; or

(b)    the failure of Holdings to directly or indirectly own 100% of the Equity Interests of any Borrower at any time; provided that, at any time after the Reorganization, the failure of Holdings to directly or indirectly own 100% of the Equity Interests of any Borrower as a result of the sale or other transfer of Equity Interests in A&B for purposes of acquiring real estate shall not result in a Change of Control so long as (i) Holdings continues to (x) directly or indirectly own more than 50% of the Equity Interests in A&B and (y) control A&B (by possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of A&B, whether through the ownership of voting securities, by contract or otherwise) and (ii) A&B continues to directly or indirectly own 100% of the Equity Interests in the Borrowers.

“Closing Date” means September 15, 2017.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Committed Loan” has the meaning specified in Section 2.01.
“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Company” has the meaning specified in the introductory paragraph hereto.
“Compliance Certificate” means a certificate signed in the name of the Borrowers by an Authorized Officer of the Borrowers in substantially the form of Exhibit F.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Interest Expense” means, for any period of determination, for Holdings and its Subsidiaries on a consolidated basis the sum of all amounts that would, in accordance with GAAP, be deducted in computing Consolidated Net Income for the fiscal periods in question on account of interest, including without limitation, imputed interest in respect of Capitalized Lease Obligations, fees in respect of letters of credit and bankers’ acceptance financing and amortization of debt discount and expense.
“Consolidated Joint Venture Entity” has the meaning specified in the definition of “Total Adjusted Asset Value”.
“Consolidated Net Income” means, for any period of determination, the net income from continuing operations of Holdings and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, provided that the income associated with the sale or condemnation of real estate that is treated as a discontinued operation pursuant to GAAP shall be treated as income from continuing operations to the extent the net proceeds of such sale or condemnation have been reinvested in real estate within twelve months from the date of such sale or condemnation.
“Consolidated Net Income Before Taxes” means, for any period of determination, Consolidated Net Income for Holdings and its Subsidiaries on a consolidated basis for such period plus the sum of all deferred and current Federal, state, local and foreign taxes on income that are deducted in accordance with GAAP in computing Consolidated Net Income for such period.
“Consolidated Shareholders’ Equity” means, at any time of determination thereof, for Holdings and its Subsidiaries on a consolidated basis determined in accordance with GAAP, the sum of (a) consolidated total equity, and (b) any consolidated mezzanine equity (or other temporary or non-permanent equity) resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 718, and related stock based compensation awards issued to management which are puttable upon a change of control; provided that any determination of Consolidated Shareholders’ Equity shall exclude (i) all non-cash adjustments to Consolidated Shareholders’ Equity resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 960 and (ii) to the extent otherwise included under the immediately preceding clauses (a) and (b), non-controlling interests in any Subsidiary of Holdings.
“Consolidated Total Assets” means, at any time of determination thereof, the consolidated total assets of Holdings and its Subsidiaries on a consolidated basis determined in accordance with GAAP.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debt” means, as to any Person at the time of determination thereof without duplication, (a) any indebtedness of such Person (i) for borrowed money, including commercial paper and revolving credit lines, (ii) evidenced by bonds, debentures or notes or otherwise representing extensions of credit, whether or not representing obligations for borrowed money or (iii) for the payment of the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, regardless of when such liability or other obligation is due and payable, (b) Capitalized Lease Obligations of such Person, (c) Guarantees, assumptions and endorsements by such Person (other than endorsements of negotiable instruments for collection in the ordinary course of business) of Debt of another Person of the types described in clauses (a) and (b) hereof, and (d) Debt of the types described in clauses (a) through (c) hereof of another Person (whether or not assumed) that is secured by Liens on the property or other assets of such Person. “Debt” shall not include a reimbursement obligation incurred in connection with a standby Letter of Credit issued (i) in support of trade payables or (ii) as condition to receiving (A) a governmental entitlement, (B) a performance bond or (C) a performance guaranty, in each case under the immediately preceding clauses (i) and (ii) to the extent such reimbursement obligation is contingent and to the extent the aggregate amount of such standby letters of credit does not exceed $10,000,000 at any time outstanding.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Company, to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Company, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive Sanction.
“Development Real Properties” means, at any time of determination for Holdings and its Subsidiaries, any real property asset under development, construction, renovation or rehabilitation that (i) is then treated as an asset under development under GAAP, (ii) is located in the State of Hawaii, the Territory of Guam or the continental United States, and (iii) has been designated by the Borrowers in a written notice to the Agent as a “Development Real Property.”
“Dollar” and “$” mean lawful money of the United States.
“EBITDA” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, Consolidated Net Income Before Taxes (for the avoidance of doubt, before deduction for non-controlling interests in any Subsidiary of Holdings) for such period plus, to the extent deducted in the calculation thereof, (a) Consolidated Interest Expense, (b) depreciation and amortization expenses, (c) non-cash stock-based compensation expense, (d) non-cash pension, non-cash postretirement and non-cash nonqualified expenses, (e) non-recurring one-time expenses (whether cash or non-cash) incurred in accordance with GAAP in connection with or as a result of the Triggering Event; provided that the aggregate amount added back under this clause (e) for all periods shall not exceed $45,000,000 and shall only be permitted to be added back for so long as incurred no later than the date that is 18 months after the Triggering Event and (f) REIT evaluation costs incurred during such period in an aggregate amount not to exceed $35,000,000 during the term of this Agreement; provided that EBITDA shall exclude non-cash gains or losses resulting from the write-up or write-down of assets.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Environmental and Safety Laws” means all Federal, state and local laws, regulations and ordinances, relating to the discharge, handling, disposition or treatment of Hazardous Materials and other substances or the protection of the environment or of employee health and safety, including, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. seq.), the Clean Air Act (42 U.S.C. Section 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Occupational Safety and Health Act

(29 U.S.C. Section 651 et. seq.) and the Emergency Planning and Community Right-To-Know Act (42 U.S.C. Section 11001 et. seq.).
“Environmental Liabilities and Costs” means as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, contribution, cost recovery, costs and expenses (including all fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, permit, order or agreement with any Federal, state or local governmental authority or other Person, arising from environmental, health or safety conditions, or the release or threatened release of a contaminant, pollutant or Hazardous Material into the environment, resulting from the operations of such Person or its subsidiaries, or breach of any Environmental and Safety Law or for which such Person or its Subsidiaries is otherwise liable or responsible.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any corporation which is a member of the same controlled group of corporations as the Borrowers within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Borrowers within the meaning of section 414(c) of the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Agent, as published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(a)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;
provided that (i) to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the

Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent so long as the manner of such application is consistent with the manner in which the Administrative Agent generally makes determinations under its agreements with similarly situated borrowers and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” has the meaning specified in the recitals hereto.
“Existing Letters of Credit” means those letters of credit set forth on Schedule 1.01(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.
“Fee Letter” means the fee letter agreement dated as of the Closing Date among the Company and the Agent.
“Fixed Charges” means as of any date of determination for Holdings and its Subsidiaries on a consolidated basis, Consolidated Interest Expense for the period of four (4) consecutive fiscal quarters ending on such date, plus preferred dividends of Holdings accrued during the period of four (4) consecutive fiscal quarters ending on such date, plus scheduled principal payments (excluding (i) any “balloon payment”, (ii) any scheduled principal payments made in the applicable four fiscal quarter period that represent amortization of the Series D Notes and (iii) amounts outstanding under this Agreement that are classified as current liabilities under GAAP but only to the extent that no Default or Event of Default then exists under this Agreement or the Note Purchase Agreement) of Holdings and its Subsidiaries for the period of four consecutive fiscal quarters next succeeding such date of determination.
“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Fixed Charges as of such date.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of a country other than the United States or any state thereof or the District of Columbia; provided that any Subsidiary that is not described in the preceding clause, but which owns voting stock in one or more Foreign Subsidiaries but owns no other material assets and does not engage in any trade or business (other than acting as a holding company for such voting stock in Foreign Subsidiaries) shall be deemed to be a Foreign Subsidiary hereunder; provided, further, that any Subsidiary that is disregarded as separate from its owner for United States federal income tax purposes and which owns voting stock in one or more Foreign Subsidiaries shall be deemed to be a Foreign Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, and rules, regulations and interpretations of the SEC, in effect from time to time.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Grace” means Grace Pacific LLC, a Hawaii limited liability company.

“Grace Holdings” means A&B II, LLC, a Hawaii limited liability company, the direct holding company of Grace.

“Guarantee” means, without duplication, any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the primary obligor) in any manner, directly or indirectly, and including any obligation of any partnership or joint venture in which such Person is a general partner or joint venturer if such obligation is not expressly non-recourse to such Person; but excluding (a) a completion guarantee issued in connection with a real estate development project to the extent contingent and not constituting a direct or indirect obligation to re-pay Debt and (b) environmental indemnification agreements.
“Guarantor” means, collectively, (a) A&B, (b) Grace Holdings, (b) each Additional Guarantor and (c) on and after the consummation of the Reorganization, (i) the New Parent and (ii) any other Subsidiary of the New Parent that directly or indirectly owns the Company.
“Guaranty” means the Guaranty made by the Guarantors in favor of the Agent and the other holders of the Obligations pursuant to Article XI.
“Hazardous Materials” means (a) any material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of their deleterious properties, (b) any oil, petroleum or petroleum derived substance, (c) any flammable substances or explosives, (d) any radioactive materials, (e) asbestos in any form, (f) electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (g) pesticides or (h) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental agency or authority or which may or could pose a hazard to the health and safety of persons in the vicinity thereof.
“Holdings” means (a) at all times prior to the consummation of the Reorganization, A&B and (b) upon, and at all times after, the consummation of the Reorganization, the New Parent.
“Honor Date” means the date of any payment by the L/C Issuer under a Letter of Credit.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Interest Payment Date” means, (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day after the end of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one week or one, two, three or six months thereafter, as selected by the applicable Borrower in its Committed Loan Notice; provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)no Interest Period shall extend beyond the Maturity Date.
“Investment Properties” means developed real estate investment properties located in the State of Hawaii or the continental United States and owned in fee by Holdings or its Subsidiaries, but excluding Development Real Properties, Agricultural Land (whether leased to third parties or operated by Holdings or any of its Subsidiaries), Leased Non-Agricultural Land and agriculture-related properties such as hydroelectric facilities and solar equipment.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to such Letter of Credit.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit J executed and delivered in accordance with the provisions of Section 6.07 or any other documents as the Agent shall reasonably deem appropriate for such purpose.

“Joint Venture Entity” has the meaning set forth in the definition of Total Adjusted Asset Value.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means, as the context requires, (a) First Hawaiian Bank in its capacity as issuer of Letters of Credit hereunder (including certain Existing Letters of Credit), (b) Bank of America in its capacity as issuer of Letters of Credit hereunder (including certain Existing Letters of Credit), and (c) any successor issuer of Letters of Credit hereunder (it being understood that any successor L/C Issuer shall have agreed to become an L/C Issuer hereunder). The term “L/C Issuer” when used with respect to a Letter of Credit or the L/C Obligations relating to a Letter of Credit shall refer to the L/C Issuer that issued such Letter of Credit.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Leased Non-Agricultural Land” means land owned in fee by Holdings or its Subsidiaries, other than Agricultural Land, located in the State of Hawaii or the continental United States and leased to Third Parties on arms’-length terms, which land has improvements situated thereon in which none of Holdings or its Subsidiaries has an ownership interest.
“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Agent.
“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Notwithstanding anything to the contrary contained herein, a letter of credit issued by an L/C Issuer other than Bank of America shall not be a "Letter of Credit" for purposes of the Loan Documents until such time as the Agent has been notified of the issuance thereof by the applicable L/C Issuer and has confirmed with the L/C Issuer that there exists adequate availability under the Aggregate Commitments to issue such letter of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(i).
“Letter of Credit Report” means a certificate substantially in the form of Exhibit I or any other form approved by the Agent.
“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Aggregate Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any purchase money mortgage, conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement (exclusive of filings for precautionary purposes only) under the Uniform Commercial Code of any jurisdiction).
“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.
“Loan Documents” means this Agreement, each Note, each Issuer Document, the Guaranty, any additional guaranty provided by an Additional Guarantor pursuant to the terms of Section 6.07(a), any joinder documentation provided by an Additional Borrower pursuant to the terms of Section 6.07(b), any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 and the Fee Letter.
“Loan Parties” means, collectively, each Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, condition (financial or otherwise) or operations of Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its material obligations under any Loan Document; or (c) a material adverse effect on the material rights and remedies of the Lenders taken as a whole, which material adverse effect was not caused by any Lender.
“Maturity Date” means September 15, 2022. If such date is not a Business Day, the Maturity Date shall be the next Business Day.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.15(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount equal to 100% of the stated amount of the applicable Letter of Credit.
“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith, Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as joint lead arranger and joint bookrunner.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“Net Operating Income from Investment Properties” means, for any period of determination thereof for Holdings and its Subsidiaries on a consolidated basis, the consolidated cash revenues attributable to all Investment Properties less operating expenses, real property taxes, taxes on gross revenue, common area maintenance expenses, ground and other rents, other rental expenses, and charges for property management related thereto for the most recently ended two fiscal quarters multiplied by two, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its

Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.
“Net Operating Income from Leased Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries on a consolidated basis, the consolidated cash revenues attributable to all Agricultural Land which is leased to third parties on arms’-length terms less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto for the most recently ended two fiscal quarters multiplied by two, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.
“Net Operating Income from Leased Non-Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated cash revenues attributable to all Leased Non-Agricultural Land less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto for the most recently ended two fiscal quarters multiplied by two, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.
“Net Operating Income from Unencumbered Investment Properties” means, for any period of determination thereof for Holdings and its Subsidiaries on a consolidated basis, the consolidated cash revenues attributable to Unencumbered Investment Properties less operating expenses, real property taxes, taxes on gross revenue, common area maintenance expenses, ground and other rents, other rental expenses, and charges for property management related thereto for the most recently ended two fiscal quarters multiplied by two, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.
“Net Operating Income from Unencumbered Leased Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries on a consolidated basis, the consolidated cash revenues attributable to Unencumbered Leased Agricultural Land, less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto for the most recently ended two fiscal quarters multiplied by two, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.
“Net Operating Income from Unencumbered Leased Non-Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated cash revenues attributable to all Unencumbered Leased Non-Agricultural Land less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto for the most recently ended two fiscal quarters multiplied by two, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.
“New Parent” means Alexander & Baldwin REIT Holdings, Inc., a Hawaii corporation (as such entity may be renamed “Alexander & Baldwin, Inc.” as part of the Reorganization).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Debt” means, with respect to any Loan Party or Subsidiary, any (a) Debt that is not Recourse Debt, and (b) fully recourse mortgage and similar financings obtained by a Subsidiary of a Borrower or any Series if the mortgaged real property constitutes substantially all of the assets of such Subsidiary; provided that solely with respect to the definition of Principal Credit Facility and Section 7.08, Non-Recourse Debt shall also include loans and credit facilities at all times during which the recourse portion of such loans and credit facilities (including commitments in respect thereof) is not in excess of $40,000,000.
“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
“Note Purchase Agreement” means that certain Second Amended and Restated Note Purchase and Private Shelf Agreement dated as of December 10, 2015 (and as amended as of the Closing Date) among Holdings, the Company, the guarantors party thereto and the noteholders party thereto, as such agreement may be further amended, restated, modified or supplemented from time to time in accordance with the terms hereof.
“Notice Date” has the meaning set forth in Section 2.03(c)(i).

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit H or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising under any Loan Document and including interest and fees that accrue after the commencement by or against any Borrower or any Subsidiary or Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means (a) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the applicable Borrower of Unreimbursed Amounts.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Assets” means (a) where any Property Sub or any assets of a Property Sub or of a Borrower have been sold or otherwise transferred, assets, including real estate, to be used by any Borrower or any Property Sub in conducting Property Development Activities, the Property Management Business or the agribusiness and (b) in all other instances, assets, including real estate, to be used in conducting Property Development Activities, the Property Management Business, the agribusiness.
“Permitted Debt” means (a) any unsecured Debt of a Borrower or a Subsidiary (exclusive of Debt owed to a Borrower or a Subsidiary) as selected by the Borrowers, so long as the aggregate amount of all proceeds from sales or other dispositions which are made after the Closing Date pursuant to clauses (d) or (e) of Section 7.04 and that are applied to the prepayment of such unsecured debt pursuant to this clause (a), do not exceed $150,000,000 and (b) after the $150,000,000 basket in clause (a) has been fully utilized, all unsecured Debt of the Borrowers and Subsidiaries (exclusive of any Debt owed to a Borrower or a Subsidiary) on a pro rata basis.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity (or any series of an entity).
“Plan” means any “employee pension benefit plan” (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by any Borrower or any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.01.

“Public Lender” has the meaning specified in Section 6.01.
“Principal Credit Facility” means (a) the Note Purchase Agreement or (b) any other credit agreement, loan agreement, note purchase agreement or similar agreement under which credit facilities in the aggregate principal or commitment amount of at least $40,000,000 are provided for, in each case, as any of the same may be amended, restated, supplemented or otherwise modified from time to time; provided that the immediately preceding clause (b) shall exclude (i) all purchase money debt, (ii) all construction and other project financings, and (iii) all Non-Recourse Debt.
“Priority Debt” means, with respect to the Borrowers, Holdings and their Subsidiaries, at any time of determination and without duplication, the sum of (a) Debt of the Loan Parties secured by a Lien, plus (b) Debt of Subsidiaries of Holdings (other than the Loan Parties), regardless of whether such Debt is secured or unsecured.
“Priority Debt Limit” means, at any time of determination, an amount equal to 25% of Total Adjusted Asset Value (as of the end of the most-recent fiscal quarter of Holdings).
“Property Development Activities” means land acquisition and development activities, the principal objective of which is to acquire and develop real property for sale or other disposition.
“Property Management Business” means the managing, leasing, selling and purchasing of real property.
“Property Sub” means any Subsidiary that exists on the Closing Date or that is subsequently formed or acquired and, in each case, whose principal business activities are to engage in Property Development Activities.
“Recipient” means the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Recourse Debt” means, with respect to any Loan Party or Subsidiary, any Debt, in respect of which contractual recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability) is to such Person.
“Register” has the meaning specified in Section 10.06(c).
“REIT” means a “real estate investment trust” as defined in Sections 856 through 860 of the Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Reorganization” means that certain corporate reorganization of A&B and its Subsidiaries set forth on Schedule 1.01(b).
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders (except that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that has not been reallocated to and funded by another Lender shall be deemed to be “held” by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination).
“Responsible Officer” means (a) each of the chief executive officer, president, treasurer, chief financial officer, principal accounting officer, controller and chief legal officer of the applicable Loan Party and, in the case of the Company, each authorized signatory of the Company, (b) solely for purposes of delivery of certificates of the type referred to in Section 4.01(a)(iv), the secretary or any assistant secretary of the applicable Loan Party, (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of such Borrower so designated by any of the foregoing officers in a notice to the Agent and (d) any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between such Loan Party and the Agent. Any document delivered hereunder that is signed by a Responsible Officer of such Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payments” has the meaning specified in Section 7.09.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and any successor thereto.
“Sanction(s)” means any sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”).

“Sanctioned Persons” has the meaning specified in Section 5.16.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Series” means any “series” of the Company established pursuant to Section 18-215 of the Delaware Limited Liability Company Act.
“Series D Notes” means the Series D Notes due 2022 issued by the Company under the Note Purchase Agreement.
“Significant Line of Business” means a line of business or an operating division, the book value of which is, on the date of determination, equal to 5% or more of Consolidated Shareholders’ Equity.
“Significant Subsidiary” means any direct or indirect Subsidiary of Holdings (other than a Borrower), the net worth of which is, on the date of determination, 5% or more of Consolidated Shareholders’ Equity.

“Subsidiary” means, as to any Person, any company, whether operating as a corporation, joint venture, partnership, limited liability company or other entity (or series of another entity), which is consolidated with such Person in accordance with GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B or such other form as approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent pursuant), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $80,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Third Party” means any Person other than Holdings and its Subsidiaries.
“Total Adjusted Asset Value” means, at any date of determination thereof, without duplication, (a) real estate leasing property value (which shall be deemed to equal the sum of (i) Net Operating Income from Investment Properties divided by the Applicable Cap Rates, (ii) Net Operating Income from Leased Agricultural Land divided by the Applicable Cap Rates and (iii) Net Operating Income from Leased Non-Agricultural Land divided by the Applicable Cap Rates, plus (b) the greater of (x) operating profit (prior to the deduction of depreciation and amortization expenses) for the period of four (4) consecutive fiscal quarters most recently ended generated from the agricultural division of Holdings and its Subsidiaries (excluding, as an abundance of caution, Net Operating Income from Leased Agricultural Land) divided by 20.0%, and (y) the Appraised Value of Agricultural Land which is not leased to third parties (provided that the determination of whether or not to obtain the appraisal necessary to determine the Appraised Value shall be made at the option of the Borrowers and if the Borrowers do not elect to have an appraisal performed, then clause (x) will be deemed to be greater than clause (y)), plus (c) the book value of Development Real Properties owned by Holdings or any of its Subsidiaries, or by any other entity (other than a Subsidiary) in which Holdings or any of its Subsidiaries owns an equity interest (an “Unconsolidated Joint Venture Entity”), to be included in the determination of “Total Adjusted Asset Value” in an amount (i) in the case of Development Real Properties owned by Holdings or any of its Subsidiaries, equal to such book value (provided that with respect to any Subsidiary of the Company (or any Series thereof) that is not wholly-owned, directly or indirectly, by the Company (or any Series thereof) (a “Consolidated Joint Venture Entity”), such book value shall be decreased by an amount equal to the noncontrolling interest in such Consolidated Joint Venture Entity as reflected on the most recent consolidated balance sheet of Holdings required to be delivered pursuant to Section 6.01(a) or (b)), and (ii) in the case of Development Real Properties owned by an Unconsolidated Joint Venture Entity, equal to the book value of Holdings’ direct or indirect investment in such Unconsolidated Joint Venture Entity, provided that the aggregate amount under this clause (c) shall not comprise more than

30% of consolidated total assets of Holdings and its Subsidiaries (less cash, cash equivalents, marketable securities, goodwill, noncontrolling interest and pension assets) in accordance with GAAP for the most recent fiscal quarter plus (d) the value of the assets of Grace and its Subsidiaries (which shall be deemed to be equal to EBITDA generated solely by Grace Holdings and its Subsidiaries for the period of four (4) consecutive fiscal quarters most recently ended divided by 16.67%), provided, that Grace and its Subsidiaries shall not contribute more than 20% of Total Adjusted Asset Value.
Notwithstanding anything to the contrary in the foregoing portions of this definition or Section 1.02(e), any asset or Person (together with such Person’s Subsidiaries) acquired by Holdings or any of its Subsidiaries, for purpose of determining the “Total Adjusted Asset Value,” shall be valued at net book value during the period from the consummation of such acquisition until the last day of the first four full fiscal quarters occurring after the consummation of such acquisition.
“Total Debt to Total Adjusted Asset Value Ratio” means, as at any time of determination thereof, the ratio of (a) all Debt of Holdings and its Subsidiaries on a consolidated basis as of such time to (b) Total Adjusted Asset Value as of such time.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Triggering Event” means January 6, 2016, the date on which Holdings or the Company publicly announced its intent to cease the business of cultivating and producing raw sugar.
“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Loan.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“Unconsolidated Joint Venture Entity” has the meaning specified in the definition of “Total Adjusted Asset Value”.
“Undeveloped Land” means (a) land owned in fee by any Borrower or any Subsidiary as of December 31, 2016 which at the time of determination has not been developed for commercial or residential purposes, (b) land acquired by any Borrower or any Subsidiary subsequent to December 31, 2016 pursuant to a Code section 1031 like-kind exchange (in exchange for land described in clause (a) or (b) of this definition) which at the time of determination has not been developed for commercial or residential purposes, or (c) capital stock or other equity interests of a Subsidiary which owns as its principal asset, directly or indirectly, Undeveloped Land described in clause (a) or (b) of this definition.
“Unencumbered Agricultural Division Assets” means assets of the agricultural division of Holdings and its Subsidiaries which: (i) are not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (b) Liens incidental to the conduct of the owner of such asset’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable asset, or materially impair the use thereof; (ii) are not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such asset, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) are not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such asset, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause). No such asset owned by a Subsidiary of Holdings shall be deemed to be an Unencumbered Agricultural Division Asset unless (1) both such asset and all equity interests of the Subsidiary which holds legal title to such asset is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in Section 8.01(f) or 8.01(g) (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.
“Unencumbered Agricultural Land” means Agricultural Land which: (i) is not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (b) Liens incidental to the conduct of the owner of such property’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable property, or materially impair the use thereof; (ii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause). No such land owned by a Subsidiary of Holdings shall be deemed to be Unencumbered Agricultural Land unless (1) both such land and all equity interests of the Subsidiary which holds legal title to such land is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in Section 8.01(f) or 8.01(g) (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.
“Unencumbered EBITDA” means, for any period, with respect to Holdings and its Subsidiaries on a consolidated basis, without duplication, EBITDA derived from (i) Unencumbered Investment Properties, (ii) Unencumbered Leased Agricultural Land, (iii) EBITDA generated from the agricultural division of Holdings and its Subsidiaries but only to the extent the assets in the agricultural division are Unencumbered Agricultural Division Assets and (iv) EBITDA calculated solely with respect to Grace Holdings and its Subsidiaries, provided that the amount of EBITDA under this clause (iv) shall be excluded from the calculation of Unencumbered EBITDA if, at any time during such period of determination, any Debt of Grace Holdings or its Subsidiaries is secured by a consensual Lien except that only EBITDA of GLP Asphalt LLC shall be excluded from the calculation of Unencumbered EBITDA if the only Debt of Grace Holdings or its Subsidiaries which is secured by a consensual Lien consists of (1) the bank facility from Wells Fargo Bank,

National Association in favor of GLP Asphalt LLC in an aggregate commitment or outstanding principal amount not to exceed $30,000,000, or any extensions, refinancings, replacements, amendments or amendments and restatements of such bank facility in an aggregate commitment or outstanding principal amount not to exceed $30,000,000, and/or (2) the term loan from Bank of Hawaii in favor of GLP Asphalt LLC in an aggregate outstanding principal amount not to exceed the aggregate principal amount of $14,000,000, or any extensions, refinancings, replacements, amendments or amendments and restatements of such facility in an aggregate outstanding principal amount not to exceed $14,000,000.
“Unencumbered Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Unencumbered EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Unencumbered Fixed Charges as of such date.
“Unencumbered Fixed Charges” means, as of any period of determination, with respect to Holdings and its Subsidiaries on a consolidated basis, the portion of Consolidated Interest Expense attributable to Unsecured Debt for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, plus preferred dividends of Holdings accrued during the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, plus scheduled principal payments with respect to Unsecured Debt (excluding (i) any “balloon payment”, (ii) any scheduled principal payments made in the applicable four fiscal quarter period that represent amortization of the Series D Notes and (iii) amounts outstanding under this Agreement that are classified as current liabilities under GAAP but only to the extent that no Default or Event of Default then exists under this Agreement or the Note Purchase Agreement) of Holdings and its Subsidiaries for the period of four consecutive fiscal quarters next succeeding such date of determination.
“Unencumbered Income Producing Assets Value” means, at any time of determination thereof, without duplication, the sum of (i) the Net Operating Income from Unencumbered Investment Properties divided by the Applicable Cap Rates, (ii) the Net Operating Income from Unencumbered Leased Agricultural Land divided by the Applicable Cap Rates, (iii) the Net Operating Income from Unencumbered Leased Non-Agricultural Land divided by the Applicable Cap Rate, (iv) the greater of (x) operating profit (prior to the deduction of depreciation and amortization expenses) for the period of four (4) consecutive fiscal quarters most recently ended generated from the agricultural division of Holdings and its Subsidiaries but only to the extent the assets in the agricultural division are Unencumbered Agricultural Division Assets (excluding, as an abundance of caution, Net Operating Income from Leased Agricultural Land) divided by 20.0%, and (y) the Appraised Value of Unencumbered Agricultural Land which is not leased to third parties (provided that the determination of whether or not to obtain the appraisal necessary to determine the Appraised Value shall be made at the option of the Borrowers and if the Borrowers do not elect to have an appraisal performed, then clause (x) will be deemed to be greater than clause (y)), (v) the value of the assets of Grace and its Subsidiaries (which shall be deemed to be equal to EBITDA generated solely by Grace Holdings and its Subsidiaries for the period of four (4) consecutive fiscal quarters most recently ended divided by 16.67%), provided that the amount of EBITDA under this clause (v) shall be excluded from the calculation of Unencumbered Income Producing Assets Value if, at such time of determination or at any time during such then or most recently ended period of four consecutive fiscal quarters, any Debt of Grace Holdings or its Subsidiaries is or was secured by a consensual Lien, except that only the value of GLP Asphalt LLC (which shall be deemed to be equal to EBITDA (but calculated solely with respect to GLP Asphalt LLC and its Subsidiaries for the then or most recently ended period of four consecutive fiscal quarters) divided by 16.67%) shall be excluded from the calculation of Unencumbered Income Producing Assets Value if the only Debt of Grace Holdings or its Subsidiaries which is or was secured by a consensual Lien consists or consisted of (1) the bank facility from Wells Fargo Bank, National Association in favor of GLP Asphalt LLC in an aggregate commitment or outstanding principal amount not to exceed $30,000,000, or any extensions, refinancings, replacements, amendments or amendments and restatements of such bank facility in an aggregate commitment or outstanding principal amount not to exceed $30,000,000, and/or (2) the term loan from Bank of Hawaii in favor of GLP Asphalt LLC in an aggregate outstanding principal amount not to exceed the aggregate principal amount of $14,000,000, or any extensions, refinancing, replacements, amendments or amendments and restatements of such facility in an aggregate outstanding principal amount not to exceed $14,000,000, (vi) the net book value (i.e., the book value net of liabilities, whether secured or unsecured) of Development Real Properties owned by Holdings or any of its Subsidiaries, or an Unconsolidated Joint Venture Entity, to be included in the determination of “Unencumbered Income Producing Assets Value” in an amount (I) in the case of Development Real Properties owned by Holdings or any of its Subsidiaries, equal to such net book value (provided that with respect to any Consolidated Joint Venture Entity, such book value shall be decreased by an amount equal to the noncontrolling interest in such Consolidated Joint Venture Entity as reflected on the most recent consolidated balance sheet of Holdings required to be delivered pursuant to Section 6.01(a) or (b)) and (II) in the case of Development Real Properties owned by an Unconsolidated Joint Venture Entity, equal to the net book value of Holdings’ direct or indirect investment in such Unconsolidated Joint Venture Entity, provided that the aggregate of the net book value of the assets described in this clause (vi) shall be included in the determination of Unencumbered Income Producing Assets Value only to the extent it comprises 15% or less of the Unencumbered Income Producing Assets Value, plus (vii) the book value of notes receivable held directly by Holdings or its Subsidiaries (or indirectly through a Person other than Holdings or its Subsidiaries) from Persons other than Holdings or any of its Subsidiaries, and the book value of mezzanine equity investments held directly by Holdings or its Subsidiaries (or indirectly through a Person other than Holdings or its Subsidiaries) in other Persons (but without duplication of the immediately preceding clause (vi)), provided that the aggregate book value of such notes receivable and mezzanine investments shall be included in the determination of Unencumbered Income Producing Assets Value only to the extent it comprises 5% or less of the Unencumbered Income Producing Assets Value, provided further that the aggregate of the net book value and the book value (as applicable) of the assets described in the immediately preceding clauses (vi) and (vii) shall be included in the determination of Unencumbered Income Producing Assets Value only to the extent it comprises 15% or less of the Unencumbered Income Producing Assets Value.

Notwithstanding anything to the contrary in the foregoing portions of this definition or in Section 1.02(e) any asset or Person (together with such Person’s Subsidiaries) acquired by Holdings or any of its Subsidiaries, for purpose of determining the “Unencumbered Income Producing Asset Value,” shall be valued at net book value during the period from the consummation of such acquisition until the last day of the first four full fiscal quarters occurring after the consummation of such acquisition.
“Unencumbered Income Producing Assets Value to Unsecured Debt Ratio” means, as at any time of determination thereof, the ratio of (i) Unencumbered Income Producing Assets Value to (ii) Unsecured Debt as of such time.
“Unencumbered Investment Properties” means Investment Properties which (i) are not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (b) Liens incidental to the conduct of the owner of such property’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable property, or materially impair the use thereof; (ii) are not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such project, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) are not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such project, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause). No such Investment Property owned by a Subsidiary of Holdings shall be deemed to be an Unencumbered Investment Property unless (1) both such project and all equity interests of the Subsidiary which holds legal title to such project is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in Section 8.01(f) or 8.01(g) (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.
“Unencumbered Leased Agricultural Land” means Agricultural Land which is leased to third parties on arms’-length terms and which: (i) is not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens incidental to the conduct of the owner of such property’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable property, or materially impair the use thereof, and (c) arms’-length operating leases with third-party lessees; (ii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause). No such land owned by a Subsidiary of Holdings shall be deemed to be Unencumbered Leased Agricultural Land unless (1) both such land and all equity interests of the Subsidiary which holds legal title to such land is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in Section 8.01(f) or 8.01(g) (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.
“Unencumbered Leased Non-Agricultural Land” means Leased Non-Agricultural Land which: (i) is not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens incidental to the conduct of the owner of such property’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable property, or materially impair the use thereof, and (c) arms’-length operating leases with third-party lessees; (ii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause). No such land owned by a Subsidiary of Holdings shall be deemed to be Unencumbered Leased Non-Agricultural Land unless (1) both such land and all equity interests of the Subsidiary which holds legal title to such land is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in Section 8.01(f) or 8.01(g) (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Unsecured Debt” means, at any time of determination thereof, the consolidated Debt of Holdings or its Subsidiaries not secured by any Lien.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“Voting Stock” means any shares of stock (or comparable equity securities) whose holders are entitled under ordinary circumstances to vote for the election of directors (or comparable persons), irrespective of whether at the time stock (or comparable equity securities) of any other class or classes shall have or might have voting power by reason of the happening of any contingency.
“Withholding Agent” means the Borrowers, any Loan Party and the Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any articles of incorporation, bylaws or similar organizational documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the Agent to prohibit, through equitable action or otherwise the taking of any action by any Borrower or any Subsidiary that would result in a Default. For the avoidance of doubt, if a particular action or condition is expressly permitted by an exception to a covenant and is not expressly prohibited by another provision in the same covenant, the taking of such action or the existence of such condition shall not result in a Default under such covenant.
(e)    For purposes of all calculations made under the financial covenants set forth in Section 7.01 and the Priority Debt covenant set forth in Section 7.05 for an applicable period, (i) if during such period Holdings, any Borrower or any Subsidiary shall have consummated an acquisition of a Significant Subsidiary or a Significant Line of Business, (x) EBITDA or Unencumbered EBITDA, as the case may be, for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period; provided that if the aggregate purchase price for any such acquisition is greater than or equal to $25,000,000, EBITDA or Unencumbered EBITDA, as the case may be, shall only be calculated on a pro forma basis to the extent such pro forma calculations are based on audited financial statements or other financial statements reasonably satisfactory to the Required Lenders (subject to adjustments set forth in the second paragraphs of each of the definitions of Total Adjusted Asset Value and Unencumbered Income Producing Assets Value, as applicable) and (y) any Debt incurred or assumed by any Loan Party or Subsidiary (including the Person or property acquired) in connection with such transaction and any Debt of the Person or property acquired which is not retired in connection with such transaction (1) shall be deemed to have been incurred as of the last day of the previous period and (2) if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination, and (ii) if during such period Holdings, any Borrower or any Subsidiary shall have consummated a disposition of all or substantially all of the assets of Holdings, a Borrower or a Subsidiary or of a majority of the equity interests of a Subsidiary or of a Significant Line of Business, (x) EBITDA or Unencumbered EBITDA, as the case may be, for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the last day of the previous period and (y) any Debt which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the last day of the previous period.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein.
(b)    Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, (A) until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) until so amended, the Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested by the Agent hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with GAAP in effect and adopted by the Borrower as of the Closing Date, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
1.04    Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).
1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (a) the Total Outstandings shall not exceed the Aggregate Commitments, and (b) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed the amount of such Lender’s Commitment. Subject to the terms and conditions hereof, each Borrower may borrow Committed Loans under this Section 2.01, repay or prepay under Section 2.05 such Committed Loans, reborrow such Committed Loans and borrow other Committed Loans under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Loans, as further provided herein.
2.02    Borrowings, Conversions and Continuations of Committed Loans.
(a)    Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Loans shall be made upon the applicable Borrower’s irrevocable notice to the Agent, which may be given by: (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Agent of a Committed Loan Notice. Each such notice must be received by the Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of Eurodollar Loans, of any conversion to or continuation of Eurodollar Loans or of any conversion of Eurodollar Loans to Base Rate Loans and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurodollar Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the applicable Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the applicable Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation of a Eurodollar Loan, then the applicable Committed Loan shall be made as, or converted to, Base Rate Loans, unless such Committed Loan was a Eurodollar Loan, in which case such Committed Loan shall be continued as a Eurodollar Loan with an Interest Period of one month. Any such automatic conversion to a Base Rate Loan and any such continuation of a Eurodollar Loan, in either case, shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any such Committed Loan Notice, but such Borrower fails to specify an Interest Period for such Committed Loan or continuation of a Eurodollar Loan, it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Committed Loan Notice, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Eurodollar Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Agent in immediately available funds at the Agent’s Office not later than 11:00 a.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by such Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by such Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to such Borrower as provided above.
(c)    Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Loans without the consent of the Required Lenders.
(d)    The Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the applicable Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect at any single time with respect to Eurodollar Loans.
2.03    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers or any of their Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable

Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the applicable Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly any Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(ii)    The L/C Issuer shall not issue any Letter of Credit, if:
(A)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date; provided that Letters of Credit with an expiry date after the Letter of Credit Expiration Date may be issued (but the L/C Issuer shall have no obligation to issue) so long as the Borrowers Cash Collateralize such Letter of Credit in accordance with the terms of this Agreement pursuant to this clause (B). Each Borrower hereby agrees that on or before the Letter of Credit Expiration Date it shall Cash Collateralize any Letter of Credit existing and not expiring on the Letter of Credit Expiration Date in an amount equal to at least 100% of the face amount of such Letter of Credit (and in the event such Borrower fails to do so, the Agent may require each Lender to fund its participation interest in an amount equal to such Lender’s Applicable Percentage of the outstanding Letters of Credit for purposes of Cash Collateralizing the Letters of Credit). For the avoidance of doubt, the parties hereto agree that the obligations of the Lenders hereunder to reimburse the L/C Issuer for any Unreimbursed Amount with respect to any Letter of Credit shall terminate on the Maturity Date with respect to drawings occurring after that date.
(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)    such Letter of Credit is to be denominated in a currency other than Dollars; or
(D)    any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the applicable Borrower or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)    The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of such Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 11:00 a.m. at least three Business Days (or such later date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the stated amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Agent may reasonably require.
(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Agent or the applicable Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii)    If the applicable Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the applicable Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iv)    If the applicable Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the applicable Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.
(v)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Agent a true and complete copy of such Letter of Credit or amendment and any other Issuer Documents related thereto.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Agent thereof. Not later than 11:00 a.m. on the Business Day following the Honor Date (each such date of notice, a “Notice Date”), the applicable Borrower shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing (together with any interest thereon for such period from the Honor Date to the date such reimbursement is made). If the applicable Borrower fails to so reimburse the L/C Issuer by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing including any applicable interest thereon (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, and in lieu of the obligation of the applicable Borrower to reimburse the L/C Issuer as provided in the two immediately preceding sentences such Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Notice Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Agent shall remit the funds so received to the L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Lender funds its Committed Loan or its L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)    Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the applicable Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of such Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations by the Lenders.
(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), the Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Agent.
(ii)    If any payment received by the Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the applicable Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of any Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice any Borrower;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.
The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the L/C Issuer. The applicable Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude a Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication ("SWIFT") message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary. The L/C Issuer shall provide to the Agent a list of outstanding Letters of Credit (together with type, amounts and denominated currency) issued by it on a monthly basis.
(g)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(h)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to any Borrower for, and the L/C Issuer’s rights and remedies against any Borrower shall not be impaired by, any action or inaction of the L/C Issuer required under any law or practice that is required to be applied to any Letter of Credit, including the law of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)    Letter of Credit Fees. The Borrowers shall pay to the Agent for the account of each Lender in accordance, subject to Section 2.16, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, (ii) computed on a quarterly basis in arrears and (iii) computed for the actual number of days that such Letters of Credit are outstanding during the applicable quarter. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(j)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.
(i)    With respect to any Letter of Credit issued by Bank of America, in its capacity as L/C Issuer, the applicable Borrower shall pay directly to Bank of America in such capacity for its own account a fronting fee (A) with respect to each commercial Letter of Credit, at a rate specified in the Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (B) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between such Borrower and Bank of America, in its capacity as L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (C) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the applicable Borrower shall pay directly to the Bank of America, in its capacity as L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of Bank of America, in its capacity as L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(ii)    With respect to any Letter of Credit issued by an L/C Issuer other than Bank of America, the applicable Borrower shall pay directly to such L/C Issuer for its own account a fronting fee with respect to each issuance or amendment of a Letter of Credit, at a rate and at the times separately agreed between such Borrower and such L/C Issuer. In addition, the applicable Borrower shall pay directly to such L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(iii)    For the purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.
(k)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(l)    L/C Issuer Reports to the Agent.  Unless otherwise agreed by the Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Agent a Letter of Credit Report, as set forth below:

(i)    reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);
(i)    on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(ii)    on any Business Day on which the applicable Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iii)    on any other Business Day, such other information as the Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(iv)    for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

2.04    Swing Line Loans.
(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans pursuant to this Section 2.04 (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that (i) after giving effect to any Swing Line Loan, (A) the Total Outstandings shall not exceed the Aggregate Commitments, and (B) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (ii) that the applicable Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Prior to a refinancing of a Swing Line Loan or the funding of a risk participation in Swing Line Loans, in either case, pursuant to Section 2.04(c), it is understood and agreed that the outstanding Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Swing Line Lender, may exceed the amount of such Lender’s Commitment. Subject to the other terms and conditions hereof, a Borrower may borrow Swing Line Loans under this Section 2.04, repay or prepay such Swing Line Loans, reborrow such Swing Line Loans and borrow other Swing Line Loans under this Section 2.04. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by: (A) telephone or (B) a Swing Line Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Swing Line Lender and the Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower.
(c)    Refinancing of Swing Line Loans.
(i)    The Swing Line Lender at any time in its sole discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding (which Base Rate Loans shall be used to refinance such Swing Line Loans). Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Agent in immediately available funds (and the Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the

Swing Line Lender at the Agent’s Office not later than 10:00 a.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Agent shall remit the funds so received to the Swing Line Lender. To the extent that a Swing Line Loan has been refinanced with a Borrowing of Base Rate Loans pursuant to this Section 2.04(c)(i), such Swing Line Loan shall be deemed repaid for all purposes herein.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such

Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The applicable Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05    Prepayments.
(a)    Any Borrower may, upon delivery of a Notice of Loan Prepayment to the Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Loans and (B) one Business Day prior to any date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Loans are to be prepaid, the Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If the applicable Borrower gives a prepayment notice, then such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, any notice of prepayment given in connection with a notice of termination of the Commitments given by such Borrower may state that such prepayment notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may (subject to compliance by such Borrower with the requirements of Section 3.05) be revoked by such Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Eurodollar Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Any prepayment of a Eurodollar Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
(b)    Any Borrower may, upon delivery of a Notice of Loan Prepayment to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the applicable Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(c)    If for any reason the Total Outstandings at any time exceed the Aggregate Commitments, the Borrowers shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.
2.06    Termination or Reduction of Commitments.
The Borrowers may, upon notice to the Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (a) any such notice shall be received by the Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (b) any such reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (c) the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments and (d) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess; provided, any notice of termination of the Aggregate Commitments given by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may be revoked by the Borrowers (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. The Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
2.07    Repayment of Loans.
(a)    The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.
(b)    Except to the extent previously refinanced with a Base Rate Loan pursuant to Section 2.04(c), the Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (ii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Eurodollar Rate plus the Applicable Rate plus 0.60%.
(b)    (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.
(i)    If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.
(ii)    Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.
(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:
(a)    Commitment Fee. The Borrowers shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)    Other Fees. The Borrowers shall pay to the Agent fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees; Retroactive Adjustment of Applicable Rate.
(a)    All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of Holdings or for any other reason, the Borrowers or the Lenders determine that (i) the Total Debt to Total Adjusted Asset Value Ratio as calculated by the Borrowers as of any applicable date while this Agreement is in effect was inaccurate and (ii) a proper calculation of the Total Debt to Total Adjusted Asset Value Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder until the date that is one year after such termination and repayment. Upon payment by the Borrowers of any shortfall as provided in this clause (b), any Default or Event of Default resulting solely from the failure to pay such amounts when the interest or fees for the relevant period were due and payable or any representations and warranties made in this regard shall be deemed cured for all purposes.
2.11    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, each Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in subsection (a), each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.
2.12    Payments Generally; Agent’s Clawback.
(a)    General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i)    Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 9:00 a.m. on the date of such Committed Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Committed Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If the applicable Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by any Borrower shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.
(ii)    Payments by Borrower; Presumptions by Agent. Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
A notice of the Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    ERISA. Each Lender as of the Closing Date represents and warrants as of the Closing Date to the Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrowers or any other Loan Party, that such Lender is not and will not be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to section 4975 of the Code; (iii) an entity deemed to hold “plan assets”, within the meaning of section 3(42) of ERISA, of any such plans or accounts for purposes of ERISA or the Code; or (iv) a “governmental plan” within the meaning of section 3(32) of ERISA.

2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    Increase in Commitments.
(a)    Request for Increase. Provided there exists no Default, upon notice to the Agent (which shall promptly notify the Lenders), the Borrowers may from time to time, after the Closing Date, but no more than one time in any calendar year, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $100,000,000; provided that any such request for an increase shall be in a minimum amount of $10,000,000. At the time of sending such notice, the Borrowers (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
(b)    Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(c)    Notification by Agent; Additional Lenders. The Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Agent and its counsel.
(d)    Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrowers shall deliver to the Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by the Borrowers and the Guarantors approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.02 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.
(f)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.15    Cash Collateral.
(a)    Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrowers shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For purposes of clarification, if Fronting Exposure remains after giving effect to Section 2.16(a)(iv), the Agent shall first request that the Defaulting Lender deliver to the Agent Cash Collateral in an amount sufficient to cover the remaining Fronting Exposure and, second, to the extent Fronting Exposure remains after giving effect to Cash Collateral provided by the Defaulting Lender, the Agent shall request that the Borrowers deliver to the Agent Cash Collateral in an amount sufficient to cover the remaining Fronting Exposure. Such Cash Collateralization may be effected by means of a Borrowing of Committed Loans or a funding of participation interests (assuming for such purposes that the Letters of Credit that will survive the Maturity Date had been fully drawn on the Letter of Credit Expiration Date).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the relevant Defaulting Lender and, to the extent Fronting Exposure remains thereafter, the Borrowers will promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. The relevant Defaulting Lender or, to the extent not paid by the relevant Defaulting Lender, the Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.16 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Agent’s and the L/C Issuer’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of any Borrower shall not be released during the continuance of a Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations. Between a Defaulting Lender and a Borrower as to any particular Cash Collateral, the Cash Collateral furnished by such Borrower shall be released prior to any Cash Collateral furnished by the Defaulting Lender.
2.16    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and in Section 10.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrowers may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.
(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause any Non-Defaulting Lender’s share of the Total Outstandings to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.15.
(b)    Defaulting Lender Cure. If the Borrowers, the Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Committed Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable

Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    Notification of Defaulting Lender. Upon becoming aware that a Lender is a Defaulting Lender, the Agent shall reasonably promptly notify the Borrowers that such Lender is a Defaulting Lender.
Section 2.17    Joint and Several Obligations.

Except as specifically provided herein, the Obligations of the Borrowers shall be joint and several in nature regardless of which such Person actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Lender accounts for such Credit Extensions on its books and records. Notwithstanding the foregoing, each Borrower (other than the Company) hereby irrevocably appoints the Company to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (a) the Company may execute such documents on behalf of such Borrower (in its capacity as a Borrower) as the Company deems appropriate in its sole discretion and Grace shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Agent or the Lender to the Company shall be deemed delivered to such Borrower and (c) the Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of such Borrower. The provisions of Section 11.02 and 11.04 are incorporated herein by reference and shall apply to the obligations of the Borrowers under this Section 2.17 mutatis mutandis.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable laws. If any applicable laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any Withholding Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes been made.
(iii)    If any Withholding Agent shall be required by any applicable laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Withholding Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Withholding Agent, to the extent required by such laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes been made.
(b)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes
(c)    Tax Indemnification.
(i)    Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except for any such penalties, interest and reasonable expenses to the extent attributable to the gross negligence or willful misconduct of such Recipient), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the L/C Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Agent as required pursuant to Section 3.01(c)(ii) below.
(ii)    Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after written demand therefor, (x) the Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the

Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).
(d)    Evidence of Payments. Upon request by a Borrower or the Agent, as the case may be, after any payment of Taxes by any Borrower or by the Agent to a Governmental Authority as provided in this Section 3.01, the applicable Borrower shall deliver to the Agent or the Agent shall deliver to the applicable Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the applicable Borrower or the Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent, at the time or times reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to such Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed copies of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Agent as may be necessary for such Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrower and the Agent in writing of its legal inability to do so.
(iv)    For the purposes of this Section 3.01(e), the term Lender includes any L/C Issuer.
(f)    Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines in good faith that it has received a refund of any Taxes (including any application thereof to another amount owed to the refunding Governmental Authority) as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Committed Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Company through the Agent, (a) any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Eurodollar Rate component of the Base Rate), either (i) if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, on the last day of the Interest Period therefor, or (ii) if such Lender may not lawfully continue to maintain such Eurodollar Loans to the last day of the Interest Period therefor, on the last day that such Lender may lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates.
(a)     If in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof, (i)  the Agent determines that (A)  deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan or (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Agent or the Required Lenders determine that for any reason Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar

Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)    Notwithstanding the foregoing, if the Agent has made the determination described in clause (a)(i) of this Section, the Agent in consultation with the Borrowers and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (ii) the Agent or the Required Lenders notify the Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Agent and the Company written notice thereof.

3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Committed Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three‑month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Delay in Requests. Reserves on Eurodollar Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 Business Days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow or continue a Eurodollar Loan or to convert any Base Rate Loan to a Eurodollar Loan on the date or in the amount notified by a Borrower; or
(c)    any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by a Borrower pursuant to Section 10.13;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrowers such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be, (as compared to actions taken by such Lender with respect to other similarly situated borrowers). The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or any Lender gives a notice pursuant to Section 3.02, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 10.13.
3.07    Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Agent.
ARTICLE IV.

CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS

4.01    Conditions of Effectiveness. This Agreement shall become effective upon satisfaction of the following conditions precedent:
(a)    The Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the applicable Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Agent and each of the Lenders:
(i)    executed counterparts of this Agreement;
(ii)    an executed counterpart of the Guaranty;
(iii)    a Note executed by each Borrower in favor of each Lender requesting a Note;
(iv)    such certificates of resolutions or other action, incumbency certificates (including specimen signatures) and/or other certificates of the secretary or assistant secretary of each Loan Party as the Agent may require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with the execution of this Agreement and the other Loan Documents;
(v)    such documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing in its jurisdiction of organization;
(vi)    a favorable opinion of legal counsel to the Loan Parties addressed to the Agent and each Lender, as to such customary matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request; and
(vii)    a certificate signed by a Responsible Officer of the Borrowers certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied, provided that for the purposes of this clause (vii), any references to Credit Extensions in such Sections shall be disregarded.
(b)    Any fees required to be paid under the Fee Letter to the Agent, Arranger or the Lenders on or before the Closing Date shall have been paid.
(c)    The Agent shall have received a copy, certified by a Responsible Officer of the Borrowers as true and complete, of the amendment to the Note Purchase Agreement, in form and substance reasonably satisfactory to the Agent.
(d)    Unless waived by the Agent, the Borrowers shall have paid all fees, reasonable and documented out-of-pocket expenses, charges and disbursements of Moore & Van Allen PLLC, as counsel to the Agent (directly to such counsel if requested by the Agent) to the extent invoiced at least two business days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrowers contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.02 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    The Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Agent and the Lenders that:
5.01    Organization. Each Loan Party (other than any Series) is duly organized, validly existing and in good standing under the laws of the state of its organization. Each Series has been duly established by the Company. Each Significant Subsidiary (other than any series of a limited liability company) is duly organized, validly existing and in good standing under the laws of the state of its organization, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each Significant Subsidiary that is a series of a limited liability company has been duly established. Each Loan Party and each Significant Subsidiary (i) has the full power and authority to own its properties and to carry on its business as now being conducted, (ii) is duly qualified in every state where the nature of its business requires that it do so, and (iii) is in good standing under the laws of every jurisdiction outside the state of its organization in which it owns or leases property or conducts business and in each case of (ii) and (iii), in which the failure to so qualify would have a Material Adverse Effect. Each Loan Party and each Significant Subsidiary has complied in all material respects with (or is exempt from the application of) all material federal, state and local laws, regulations and orders that are, or in the absence of any exemption could be, applicable to the operations of its business, including public utility, bank holding company, state agricultural and Environmental and Safety Laws, in each case except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Loan Party has full power, authority and right to execute and deliver, and to perform and observe, the provisions of this Agreement and the other Loan Documents to which such Loan Party is a party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of the Loan Documents by each Loan Party have been authorized by all necessary corporate and other action, and, when duly executed and delivered, will be the legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with their respective terms except as enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity (whether considered in a proceeding at law or in equity). Each of the Borrowers and Holdings represents and warrants that Schedule 5.01 contains complete and correct lists, as of the Closing Date, of the Subsidiaries of Holdings, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of equity outstanding owned by Holdings and each other Subsidiary.
5.02    Financial Statements.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt, to the extent required in accordance with GAAP.
(b)    The unaudited consolidated balance sheet of Holdings and its Subsidiaries dated June 30, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, subject to the absence of footnotes and to normal year-end audit adjustments .
(c)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.03    Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of any Borrower, threatened in writing against any Loan Party or any Subsidiary or any properties or rights of any Loan Party or any Subsidiary, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected to result in a Material Adverse Effect.
5.04    Outstanding Debt. No Loan Party nor any Subsidiary has any Debt outstanding except as permitted by this Agreement.

5.05    Title to Properties. Each Loan Party and each Significant Subsidiary has such title to its properties and assets as is necessary for the conduct of the business which such Loan Party or Significant Subsidiary presently undertakes or contemplates undertaking, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect. There are no Liens on such properties and assets that (a) materially restrict any Loan Party’s or Significant Subsidiary’s intended use and enjoyment thereof in the ordinary course of business or (b) are not permitted by Section 7.02. There is no default under any lease to which any Loan Party or any such Significant Subsidiary is a lessee, lessor, sublessee or sublessor, except to the extent any of the foregoing defaults could not reasonably be expected to result in a Material Adverse Effect.
5.06    Taxes. Each Loan Party and each Significant Subsidiary has filed all Federal and state income and other material tax returns which are required to be filed by it. Each Loan Party and each such Subsidiary has paid all material taxes as shown on its returns and on all assessments received to the extent that such taxes have become due, except such assessments as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP. The Loan Parties and their Subsidiaries do not have any unpaid tax obligations which collectively could reasonably be expected to have a Material Adverse Effect.
5.07    Conflicting Agreements and Other Matters. Neither the execution nor delivery of this Agreement or the other Loan Documents, nor the making of Credit Extensions hereunder, nor fulfillment of nor compliance with the terms and provisions of this Agreement or the other Loan Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of any Loan Party or any Subsidiary pursuant to, their respective articles of incorporation, bylaws or similar organizational documents, any award of any arbitrator or any material agreement, material instrument, order, judgment, decree, and, after due investigation and to any Borrower’s best knowledge, any statute, law, rule or regulation to which any Loan Party or any Subsidiary is party to or subject, as applicable.
5.08    ERISA.
(a)    There has been no failure to make any minimum required contributions (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by any Borrower or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by any Borrower, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Borrowers and their Subsidiaries taken as a whole. Neither any Borrower, any of its Subsidiaries or any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the Loan Parties and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the other Loan Documents and the Credit Extensions hereunder will be exempt from, or will not involve any transaction which is subject to the prohibitions of, section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.
(b)    Each Borrower is not and will not be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold “plan assets”, within the meaning of section 3(42) of ERISA, of any such plans or accounts for purposes of ERISA or the Code; or (iv) a “governmental plan” within the meaning of section 3(32) of ERISA.

5.09    Government Consent. Neither the nature of any Loan Party nor any of its Subsidiaries, nor any of their respective businesses or properties, nor any relationship between any Loan Party or any Subsidiary and any other Person, nor any circumstance in connection with the Credit Extensions hereunder is such as to require any authorization, consent, approval, exemption or other action by, notice to or filing with any court, administrative or governmental body (other than routine filings after the date of closing with the SEC and/or state blue sky authorities) in connection with (a) the execution and delivery of this Agreement and the other Loan Documents or (b) fulfillment of or compliance with the terms and provisions of this Agreement and the other Loan Documents.
5.10    Investment Company Status. Neither the Company, Grace, Holdings nor any other Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940.
5.11    Real Property Matters. Except as could not reasonably be expected to have a Material Adverse Effect: (a) each Loan Party and each Significant Subsidiary has, or is in the process of procuring, for the real property which it owns or uses, such authorizations, consents, approvals, licenses and permissions (collectively, “Consents”) that such Loan Party or such Significant Subsidiary believes or has been advised by counsel to be now necessary for it to own, hold, develop, use or operate such real property in its current or intended manner, all in material compliance with applicable laws and regulations, and (b) no Loan Party nor any Significant Subsidiary has received any notice that any such Consent is necessary which has not been obtained, or is in the process of being obtained, other than applications for the same that have been or will be timely filed and are being or will be diligently pursued with the appropriate governmental authorities and agencies.
5.12    Possession of Franchises, Licenses, Etc. Except as could not reasonably be expected to have a Material Adverse Effect: (a) Holdings, the Borrowers and their Subsidiaries possess all franchises, certificates, licenses, development and other permits and other authorizations from governmental political subdivisions or regulatory authorities and all patents, trademarks, service marks, trade names, copyrights, licenses, easements, rights of way and other rights, free from burdensome restriction, that are necessary in the judgment of the Borrowers in any material respect for the ownership, maintenance and operation of their business, properties and assets, (b) no Loan Party nor any of its Subsidiaries is in violation of any such rights and (c) no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, or which adversely affects the rights of any Loan Party or its Subsidiaries thereunder.
5.13    Environmental and Safety Matters. Each Loan Party and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all Environmental and Safety Laws except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
5.14    Hostile Tender Offers. None of the proceeds of the Credit Extensions will be used to finance any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market (other than purchases for portfolio investment purposes of such shares, equity interests, securities or rights which, together with any shares, equity interests, securities or rights then owned, represent less than 5% of the equity interests or beneficial ownership of such corporation or other entity) and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity.
5.15    Employee Relations. No Loan Party nor any Subsidiary is the subject of (a) any material strike, work slowdown or stoppage, union organizing drive or other similar activity or (b) any material action, suit, investigation or other proceeding involving alleged employment discrimination, unfair termination, employee safety or similar matters, that in either case would reasonably be expected to have a Material Adverse Effect nor, to the best knowledge of any Borrower, is any such event imminent or likely to occur.
5.16    OFAC. None of the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee or agent thereof, is an individual or entity that is, or is owned 50% or more or controlled by any Person or Persons that are (a) currently the target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant Sanctions authority or (c) located, organized or resident in a Designated Jurisdiction (such Persons referred to herein as “Sanctioned Persons”).
5.17    Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Agent or any Lender by or on behalf of the Borrowers in connection herewith, when taken together with all other written information furnished, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading; provided that with respect to projections and other pro forma financial information included in such information, each Borrower only represents that such information was based upon good faith estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by the Agent and the Lenders that such financial information as it relates to future events is not to be viewed as a fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
5.18    Anti-Corruption Laws.
The Loan Parties and their Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.19    No EEA Financial Institution.
No Loan Party is an EEA Financial Institution.
ARTICLE VI.

AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any contingent indemnification obligations for which no claim for payment has been made), or any Letter of Credit shall remain outstanding (unless Cash Collateral arrangements have been made with the L/C Issuers for any such outstanding Letters of Credit in accordance with this Agreement):
6.01    Financial Information. The Borrowers shall deliver to the Agent and each Lender:
(a)    as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) (commencing with the fiscal quarter ending September 30, 2017) in each fiscal year (or if earlier, 10 Business Days after the date required to be filed with the SEC), or the date on which another creditor of any Borrower first receives such information, consolidated statements of income and cash flows of Holdings and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Borrowers, subject only to changes resulting from year-end adjustments;
(b)    as soon as practicable and in any event within the earlier to occur of 120 days after the end of each fiscal year of the Borrowers (or if earlier, 10 Business Days after the date required to be filed with the SEC) or the date on which another creditor of any Borrower first receives such information, consolidated statements of income and cash flows of Holdings and its Subsidiaries for such year and a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and reasonably satisfactory in scope to the Required Lenders and certified by independent public accountants of recognized standing whose opinion shall be unqualified (other than solely as a result of the upcoming maturity of the Obligations within one year from the time such opinion is delivered) and otherwise satisfactory in scope and substance to the Required Lenders, provided that such opinion shall be deemed otherwise satisfactory if prepared in accordance with GAAP and generally accepted accounting standards;
(c)    together with each delivery of financial statements required by clauses (a) and (b) above, a Compliance Certificate (i) setting forth the aggregate amount of Restricted Payments made during such fiscal period and computations showing the calculation of the covenants in Sections 7.01 7.03(c), 7.04(d), 7.04(e) and 7.05; and (ii) stating that to the best of his or her knowledge, after due inquiry, there exists no Default as of the date of the Compliance Certificate, or if any such Default exists, specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto;
(d)    promptly upon transmission thereof, copies of all such financial, proxy and information statements, notices and other reports as are sent to Holdings’ stockholders generally and copies of all registration statements (with such exhibits as any holder reasonably requests) and all reports which are filed with the SEC;
(e)    promptly upon receipt thereof, a copy of each other material report submitted to Holdings or any of its Subsidiaries by independent accountants in connection with any material annual, interim or special audit made by them of the books of Holdings or such Subsidiary pursuant to a request by Holdings’ board of directors;
(f)    promptly after the furnishing thereof, copies of any certificate or report furnished to any other holder of the debt securities of any Loan Party pursuant to the terms of the Note Purchase

Agreement or any other indenture, loan, credit or similar agreement or instrument and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.01;
(g)    at the time of delivery of the financial statements referenced in Section 6.01(b), an annual forecast of Holdings for the then current fiscal year;
(h)    annually, a report with respect to the real property of the Loan Parties substantially in form and substance similar to that certain Real Estate Supplement reported as of and for the fiscal year ended December 31, 2016 or otherwise in form and substance satisfactory to the Agent; and
(i)    with reasonable promptness, such other financial data and documentation evidencing the Reorganization as the Agent or any Lender may reasonably request.
Each Borrower also covenants that forthwith upon a Responsible Officer obtaining actual knowledge of a Default, it will deliver to the Agent and the Lenders an Officers’ Certificate specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto.
Documents required to be delivered pursuant to Section 6.01(a), (b), (d) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Company shall notify the Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Borrower hereby acknowledges that (a) the Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to such Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” such Borrower shall be deemed to have authorized the Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to such Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”
6.02    Inspection of Property. Holdings shall, and shall cause its Subsidiaries to, permit any employees or designated representatives of the Agent, any of its Related Parties or any other Lender with a Commitment in excess of $5,000,000, at such Person’s expense, to visit and inspect any of the properties of Holdings and its Subsidiaries, to examine their books and financial records and to make copies thereof or extracts therefrom and to discuss their affairs, finances and accounts with the Responsible Officers and the Loan Parties’ independent certified public accountants, all at such times as the applicable Borrower and such Person reasonably agree and as often as such Person may reasonably request; provided that a Responsible Officer of Holdings shall have reasonable prior notice of, and may elect to be present during, discussions with the Borrowers’ independent public accountants.
6.03    Covenant to Secure Obligations Equally. If (x) Holdings, any Borrower or any Subsidiary shall create assume or otherwise incur any Lien upon any of its property or assets, whether now owned or hereafter acquired other than Liens permitted under Section 7.02 or (y) Holdings or such Borrower shall create, assume or otherwise incur any Lien upon any of its property or assets, whether now owned or hereafter acquired, to secure a Principal Credit Facility, then, in each case, Holdings, such Borrower or such Subsidiary, as applicable, shall make effective provision whereby the Obligations will be simultaneously secured by such Lien equally and ratably with any and all other Debt secured pursuant to terms and provisions, including an intercreditor agreement, reasonably satisfactory to the Agent so long as any such other Debt shall be so secured; provided that (i) to the extent the provision in the Note Purchase Agreement which requires ratable security for the obligations under the Note Purchase Agreement (or any similar provision therein relating to the provision of security) is deleted or otherwise no longer of any force or effect then Holdings and its Subsidiaries shall not be required to secure the Obligations or take any other action pursuant to this Section 6.03 and (ii) the terms hereof shall exclude any purchase money or capital lease indebtedness permitted to be incurred under the terms of this Agreement.
6.04    Maintenance of Properties; Insurance. Holdings shall, and shall cause its Subsidiaries to (a) maintain or cause to be maintained in good repair, working order and condition all material properties used or useful at that time in its business and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (b) maintain insurance with reputable and financially sound insurers in such amounts and against such liabilities and hazards as is customarily maintained by other companies operating similar businesses and together with each delivery of financial statements under Section 6.01(b), upon the request of the Agent, deliver certificates of insurance to the foregoing effect to the Agent.
6.05    Environmental and Safety Laws.
(a)    The Company shall deliver promptly to the Agent notice of (i) any material enforcement, cleanup, removal or other material governmental or regulatory action instituted or, to the Borrowers’ best knowledge, threatened against Holdings, any Borrower or any Significant Subsidiary pursuant to any Environmental and Safety Laws, (ii) all material Environmental Liabilities and Costs against or in respect of Holdings, any Borrower or any Significant Subsidiary or any of its properties and (iii) Holdings’, any Borrower’s or any Significant Subsidiary’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any of its properties that Holdings, any Borrower or such Significant Subsidiary has reason to believe could cause such property or any material part thereof to be subject to any material restrictions on its ownership, occupancy, transferability or use under any Environmental and Safety Laws.

(b)    Holdings and each Borrower shall, and shall cause its Significant Subsidiaries to, keep and maintain its properties and conduct its and their operations in compliance with all applicable Environmental and Safety Laws except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.06    Use of Proceeds. Holdings shall, and shall cause its Subsidiaries to, use the proceeds of the Credit Extensions (a) to finance working capital, capital expenditures (including acquisitions) and other lawful corporate purposes, (b) to refinance certain existing indebtedness of the Borrowers, (c) for support of commercial paper issued by the Borrowers, (d) to finance permitted acquisitions and (e) to pay fees and expenses incurred in connection with this Agreement; provided that in no event shall the proceeds of any Credit Extension be used in contravention of any law or of any Loan Document.
6.07    Additional Loan Parties.
Each of Holdings and each Borrower covenants that:

(a)    concurrently with any such time as any Person becomes a guarantor or other obligor under any Principal Credit Facility (other than a Principal Credit Facility under which one or more Foreign Subsidiaries are the primary obligors), Holdings or such Borrower shall cause such Person (each, an “Additional Guarantor”) to (i) become a Guarantor by executing and delivering to the Agent a Joinder Agreement and (ii) deliver to the Agent such organization documents, resolutions and favorable opinions of counsel, all in form, content and scope similar to those delivered on the Closing Date with respect to A&B or otherwise reasonably satisfactory to the Agent.

(b)    concurrently with any such time as the Company has created a new Series, such Series (an “Additional Borrower”) shall (i) become party to this Agreement as a Borrower and (ii) deliver to the Agent such joinder documentation, organization documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Agent.

(c)    concurrently with the consummation of the Reorganization, the New Parent and any other Subsidiary of the New Parent that owns, directly or indirectly, the Company shall (i) become a Guarantor by executing and delivering to the Agent a Joinder Agreement and (ii) deliver to the Agent such organization documents, resolutions and favorable opinions of counsel, all in form, content and scope similar to those delivered on the Closing Date with respect to A&B or otherwise reasonably satisfactory to the Agent.

6.08    Anti-Corruption Laws.
Each Loan Party covenants that it shall an shall cause each Subsidiary to conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.09    REIT Status.
Holdings will, and will cause each of its Subsidiaries to, operate its business at all times so as to satisfy all requirements necessary to maintain Holdings’ qualification as a REIT. Holdings will maintain adequate records so as to comply in all material respects with all record‑keeping requirements relating to its qualification as a REIT and applicable regulations of the Department of the Treasury promulgated thereunder and will properly prepare and timely file with the IRS all returns and reports required thereby.

ARTICLE VII.

NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any contingent indemnification obligations for which no claim for payment has been made), or any Letter of Credit shall remain outstanding (unless Cash Collateral arrangements have been made with the L/C Issuers for any such outstanding Letters of Credit in accordance with this Agreement):
7.01    Financial Covenants.
(a)    Minimum Consolidated Shareholders’ Equity. Holdings shall not permit the Consolidated Shareholders’ Equity at any time to be less than the sum of (i) $850,580,000, plus (ii) 75% of the net proceeds received from issuances of Holdings’ Equity Interests after January 1, 2017, minus (iii) non-recurring one-time expenses (whether cash or non-cash) incurred in accordance with GAAP in connection with or as a result of the Triggering Event and determined on an after tax basis; provided that the aggregate amount deducted under this clause (iii) for all periods shall not exceed $70,000,000 and shall only be permitted to be deducted for so long as incurred no later than the date that is 18 months after the Triggering Event minus (iv) the amount paid in cash for the one-time special distribution (as defined in Holdings’ Form S-4 filed July 14, 2017, as amended), minus (v) non-recurring one-time expenses (whether cash or non-cash) incurred in accordance with GAAP in connection with the REIT evaluation and conversion, determined on an after tax basis; provided that the aggregate amount deducted under this clause (v) for all periods shall be equal to the amount charged to Consolidated Shareholders' Equity, but limited to $35,000,000 on a pre-tax basis, plus (vi) net income attributable to REIT conversion adjustments to deferred tax assets and liabilities.
(b)    Minimum Fixed Charge Coverage Ratio. Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.50 to 1.0.
(c)    Maximum Total Debt to Total Adjusted Asset Value Ratio. Holdings shall not permit the Total Debt to Total Adjusted Asset Value Ratio at any time to exceed 0.60 to 1.0.
(d)    Maximum Unsecured Debt to Unencumbered Income Producing Assets Value Ratio. Holdings shall not permit the Unsecured Debt to Unencumbered Income Producing Assets Value Ratio at any time to exceed 0.60 to 1.0.
(e)    Minimum Unencumbered Fixed Charge Coverage Ratio. In the event the Borrowers elect, for purpose of (and as provided in) clause (b) of the definition of Total Adjusted Asset Value, to have an appraisal performed to determine the Appraised Value of Agricultural Land which is not leased to third parties, then thereafter, if (but only for so long as) such Appraised Value is permitted (by virtue of the requirements for an Appraised Value as set forth in the definition of such term) to be utilized for purposes of determining the value of clause (b) of the definition of Total Adjusted Asset Value at the end of any fiscal quarter, Holdings and its Subsidiaries shall maintain, at the end of such fiscal quarter, a minimum Unencumbered Fixed Charge Coverage Ratio of at least 1.50 to 1.00.

7.02    Liens. Holdings shall not, and shall not permit any Subsidiary to, create, assume or suffer to exist at any time any Lien on or with respect to any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Obligations in accordance with the provisions of Section 6.03), except:
(a)    Liens for taxes, assessments and other governmental charges not yet delinquent or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(b)    Liens (other than Liens imposed by ERISA) incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of its property or assets, taken as a whole, or materially impair the use thereof in the operation of its business;
(c)    Liens securing Debt between Subsidiaries (other than a Borrower) or owing to a Borrower by a Subsidiary;
(d)    subject to compliance with Section 7.05, any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of any real property (or any improvement thereon) or tangible personal property (or any improvement thereon) acquired or constructed or capital lease transaction by a Borrower or a Subsidiary after the date of this Agreement, provided that
(i)    any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),
(ii)    the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the fair market value of such property (or improvement thereon) at the time of such acquisition or construction, and
(iii)    except with respect to any capital lease transaction, any such Lien shall be created contemporaneously with, or within 365 days after, the acquisition or construction of such property;
(e)    subject to compliance with Section 7.05, other Liens of the Borrowers and Subsidiaries existing on the Closing Date and listed on Schedule 7.02;
(f)    subject to compliance with Section 7.05, Liens securing Debt other than as set forth in the foregoing clauses (a) ‑ (e); provided that there shall not exist any Lien of any kind on the shares of the Voting Stock of any Subsidiary, unless Holdings and its Subsidiaries continue to own shares of Voting Stock of such Subsidiary which are not subject to any Lien and which represent a majority of the Voting Stock of such Subsidiary;

(g)    statutory Liens of banks and rights of set-off, materialmen’s, mechanic’s, carrier’s, repairmen’s, warehousemen’s Liens and other similar Liens arising in the ordinary course of business;
(h)    judgment Liens to the extent such Liens have not caused an Event of Default under Section 8.01(i);
(i)    utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrowers or the Subsidiaries;
(j)    Liens (other than any Lien imposed by ERISA) arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
(k)    deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and deposits made to secure liability for insurance premiums to insurance carriers;
(l)    Liens securing commercial letter of credits; provided that no such Lien shall extend to or cover any assets of any Borrower or any of its Subsidiaries other than the inventory (and bills of lading and other documents related thereto) being financed by any such commercial letter of credits; and
(m)    Liens on margin stock (within the meaning of Regulation U of the FRB) that is held by Holdings as treasury stock.

7.03    Loans and Advances. Holdings shall not permit, and shall not permit any Subsidiary to, create, or permit to remain outstanding at any time any loan or advance to any Person, except (i) Holdings may make loans or advances to any Borrower and (ii) any Borrower and its Subsidiaries may:
(a)    subject to Section 7.05, make or permit to remain outstanding loans and advances to the Borrowers and Subsidiaries;
(b)    make or permit to remain outstanding travel and other like advances and customary employee benefits in reasonable amounts to employees in the ordinary course of business;

(c)    make or permit to remain outstanding Third Party loans and advances on standard arm’s-length terms, provided that the aggregate amount of all such loans may not exceed at any one time an amount equal to 5% of the Total Adjusted Asset Value at such time;

(d)    advances of payroll payments to employees in the ordinary course of business; and

(e)    make or permit to remain outstanding purchase money loans to Persons to whom it sells real property in the ordinary course of its Property Development Activities and its Property Management Business, provided that the aggregate amount of all such purchase money loans may not exceed at any one time an amount equal to 15% of Consolidated Total Assets of Holdings at the end of the fiscal quarter most recently-ended as of any date of determination.

7.04    Merger and Sale of Assets. Holdings shall not, and shall not permit any Subsidiary to, merge with or into or consolidate with any other Person or sell, lease, transfer or otherwise dispose of its assets, except that so long as no Default under Section 6.09 would result therefrom:
(a) (i) any Subsidiary of a Borrower may merge with a Borrower, so long as such Borrower is the surviving Person, (ii) a Borrower may merge with the Company, so long as the Company is the surviving Person and (iii) Grace Holdings may merge with the Company, so long as the Company is the surviving Person;

(b)    any Subsidiary of Holdings may merge with another Subsidiary of Holdings (provided that any merger with a Borrower shall be done in accordance with Section 7.04(a)), or sell, lease, transfer or otherwise dispose of its assets to another Subsidiary of Holdings;
(c)    any Subsidiary of Holdings may sell, exchange, lease, transfer or otherwise dispose of assets (other than Undeveloped Land) in the ordinary course of business;
(d)    any Subsidiary of Holdings may sell, lease, transfer or otherwise dispose of assets (other than Undeveloped Land) to Third Parties so long as (i) the fair market value thereof on the date sold, leased, transferred or otherwise disposed of, together with the fair market value of all other assets sold, leased, transferred or otherwise disposed of to Third Parties pursuant to this clause (d) within the prior 12 months, does not represent more than 20% of the Consolidated Total Assets of Holdings at the end of the fiscal quarter most recently ended as of any date of determination and (ii) such assets, together with all other assets sold or otherwise disposed of to Third Parties pursuant to this clause (d) since the beginning of the most recently ended fiscal year did not contribute more than 10% of EBITDA, determined as of the four quarter period ending as of the most recent fiscal quarter with respect to which financial statements are required to be delivered pursuant to Section 6.01(a) or (b); provided that, notwithstanding the percentage limitations appearing in clauses (i) and (ii), above, sales or dispositions in excess thereof in a twelve month period may be made for cash if the proceeds of each such excess sale or disposition (net of taxes thereon) are fully utilized in the acquisition of Permitted Assets and/or applied to the repayment of Permitted Debt, in each case within 365 days from the date of such sale or disposition;
(e)    any Subsidiary of Holdings may (i) engage in Code §1031 like-kind exchanges with respect to Undeveloped Land, and (ii) sell, lease, transfer or otherwise dispose of Undeveloped Land to (A) any Subsidiary of Holdings, (B) a Person which is not (and after giving effect thereto will not be) a Subsidiary of a Borrower, solely in exchange for an equity interest in such Person (unless at the time thereof the intention was that such Person would sell such land in its undeveloped state or that any proceeds would be received on or with respect to such equity interest prior to the time such land is developed for commercial or residential purposes), or (C) Third Parties; provided that if in any twelve month period the aggregate fair market value of Undeveloped Land which is sold, leased, transferred or otherwise disposed of pursuant to this clause (C), is greater than $100,000,000, then, within 365 days from the date of each sale, lease, transfer or other disposition which resulted in the $100,000,000 threshold being exceeded, an amount equal to such excess (net of taxes thereon) shall be fully utilized in the acquisition of Permitted Assets and/or applied to the repayment of Permitted Debt;

(f)    any Borrower may merge or consolidate with another corporation or other Person if (i) such Borrower will be the continuing or surviving entity and (ii) no Default would exist immediately after giving effect to such merger or consolidation; and
(g)    Holdings and its Subsidiaries may consummate the Reorganization.
The foregoing Section 7.04 shall not prohibit dispositions of margin stock (within the meaning of Regulation U of the FRB) that is held as treasury stock by Holdings.

7.05    Priority Debt. Holdings shall not, and shall not permit any Subsidiary to, permit the aggregate amount of Priority Debt to exceed the Priority Debt Limit.
At the Borrowers’ option, Non-Recourse Debt of Holdings or its Subsidiaries with respect to Development Real Properties owned by Holdings or such Subsidiary may be excluded from the calculation of Priority Debt (solely for purpose of the Priority Debt covenant set forth in this Section 7.05), provided that in each case the Applicable Value of the associated Development Real Property of Holdings or such Subsidiary shall be excluded from the calculation of Total Adjusted Asset Value (solely for purpose of the Priority Debt covenant set forth in this Section 7.05); provided further that: (i) if the amount of such excluded Non-Recourse Debt exceeds 70% of the book value of the associated Development Real Properties, then the Borrowers may not elect to exclude the amount of such Non-Recourse Debt from the calculation of Total Debt unless the amount of such excluded Non-Recourse Debt is equal to or less than 70% of the Appraised Value of the associated Development Real Properties; (ii) the aggregate amount of Non-Recourse Debt excluded shall not at any time exceed 15% of the total assets of Holdings and its Subsidiaries (less cash, cash equivalents, marketable securities, goodwill, noncontrolling interest and pension assets) in accordance with GAAP for the most recent fiscal quarter; and (iii) the exclusion of the Applicable Value of the associated Development Real Properties from Total Adjusted Asset Value referred to in the first proviso above shall be calculated only after giving effect to the reduction, if any, in Total Adjusted Asset Value required by the proviso in clause (c) of the definition of Total Adjusted Asset Value.
7.06    Transactions with Holders of Partnership or Other Equity Interests. Holdings shall not, and shall not permit any Subsidiary to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise (a) any Affiliate (other than in the capacity of an employee, director or officer), or (b) any Person owning, beneficially or of record, directly or indirectly, 5% or more of the outstanding voting equity of Holdings, A&B, the Company or any other Subsidiary or any executive officer (as such term is defined under the Securities Exchange Act of 1934) of Holdings, A&B, the Company or any other Subsidiary (other than in such Person’s capacity as an employee); provided, however, that such acts and transactions may be performed or engaged in if (i) they are entered into upon terms no less favorable to Holdings, A&B, such Borrower or such Subsidiary than if no such relationship described in clauses (a) or (b) above existed and such acts or transactions are otherwise permitted by this Agreement, (ii) they are acts and transactions in which the only consideration given by Holdings or any of its Subsidiaries is the issuance by Holdings or A&B of its capital stock, (iii) they are between or among Holdings and/or any of its Subsidiaries, or (iv) they are otherwise permitted under Section 7.09.
7.07    Use of Proceeds. No Borrower shall use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U of the FRB.

7.08    Transfer of Assets to Subsidiaries. Holdings shall not, and shall not permit any Borrower to, transfer (other than in the ordinary course of business or with respect to similarly situated real estate companies) any assets to a Subsidiary for the sole purpose of improving the credit position of such Subsidiary in connection with a financing transaction, except that this restriction shall not apply to any asset the financing of which constitutes Non-Recourse Debt.
7.09    Restricted Payments. Holdings covenants that it will not declare or pay any dividend or other distribution on any class of its capital stock or other equity interests, redeem or repurchase any such interests or make any other distribution on account of any such interests (all of the foregoing being “Restricted Payments”) except that Holdings may make (a) minimum dividends required to maintain Holdings’ status as a REIT under the Code and to avoid the payment of any income tax or excise tax by Holdings, (b) the earnings and profits purge dividend required to be made by applicable law in connection with the REIT conversion and (c) other Restricted Payments in any amount so long as (i) no Default resulting from a failure to comply with Section 6.01(a), 6.01(b) or 6.01(c) or Event of Default shall then exist or would exist after giving effect to any such Restricted Payment and (ii) any such Restricted Payment will not violate any applicable law or regulation.
7.10    Sanctions. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Sanctioned Person, to fund any activities of or business with any Sanctioned Person, or in any Designated Jurisdiction, in each case, in violation of applicable Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.
7.11    Anti-Corruption Laws. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.

7.12    Additional Agreements. (a) Holdings shall not form or permit to exist at any such time any direct Subsidiary of Holdings (other than A&B); and (b) A&B shall not form or permit to exist at any such time any direct Subsidiary of A&B (other than the Company or any Series thereof).

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein or in any other Loan Document, any amount of principal of any Loan or any L/C Obligation, or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. Any Borrower or any other Loan Party fails to perform or observe any agreement contained in (i) Sections 6.01(a), (b) or (c), and such failure continues for 10 Business Days or (ii) Section 6.03, Section 6.06 or Article VII hereof;

(c)    Other Defaults. Any Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure shall not be remedied within 30 days after any Responsible Officer obtaining actual knowledge thereof; or
(d)    Representations and Warranties. Any representation or warranty made by any Loan Party herein or in any other Loan Document or by any Loan Party or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false or misleading in any material respect on the date as of which made; provided that to the extent that such breach of representation or warranty relates to clause (c) of the definition of Material Adverse Effect, such breach of representation or warranty shall only constitute an Event of Default under this subsection (d) if such Loan Party knowingly breached such representation or warranty; or
(e)    Cross‑Default. Any Loan Party or any Subsidiary (i) defaults in any payment of principal of, or premium or interest on, any obligation (v) for money borrowed, (w) under any conditional sale or other title retention agreement, (x) issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage, (y) under notes payable or drafts accepted representing extensions of credit or (z) Guarantees of the foregoing, in each case, constituting Recourse Debt (other than the Obligations), after the expiration of any period of grace provided with respect thereto, or any Loan Party or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement evidencing Recourse Debt (or any other event thereunder or under any such agreement occurs and is continuing), after the expiration of any grace period, and the effect of such payment default or other failure or event is to cause, or to permit the holder or holders of such obligation to cause, with the giving of notice if required, such obligation to be demanded or to become due (or such obligation becomes subject to required repurchase or an offer to repurchase by any Loan Party or any Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default or other failure or event shall occur exceeds $30,000,000 at the time of such default or other failure or event; or (ii) defaults in any payment of principal of, or premium or interest on, any obligation (v) for money borrowed, (w) under any conditional sale or other title retention agreement, (x) issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage, (y) under notes payable or drafts accepted representing extensions of credit or (z) Guarantees of the foregoing, in each case, constituting Non-Recourse Debt, after the expiration of any period of grace provided with respect thereto, or any Loan Party or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement evidencing Non-Recourse Debt (or any other event thereunder or under any such agreement occurs and is continuing), after the expiration of any grace period, and the effect of such payment default or other failure or event is to cause, or to permit the holder or holders of such obligation to cause, with the giving of notice if required, such obligation to be demanded or to become due (or such obligation becomes subject to required repurchase or an offer to repurchase by any Loan Party or any Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default or other failure or event shall occur exceeds $100,000,000 at the time of such default or other failure or event; provided, further, that this Section 8.01(e) shall not apply to (1) secured obligations that become due as a result of the voluntary sale or transfer of the property or assets securing such obligations, if such sale or transfer is permitted under the terms of such obligations and such obligations are paid at or prior to the time they becomes due (or within any applicable grace period) as a result of such transaction, (2) any obligations that become due as a result of a refinancing thereof, (3) obligations held in whole or in part by any Lender or any of their respective affiliates (within the meaning of Regulation U of the FRB) that become due or enables or permits the holders thereof to cause such obligations to become due solely as a result of a breach of terms governing the sale, pledge or disposal of margin stock (within the meaning of Regulation U of the FRB) and would cause this Agreement or any Loan to be subject to the margin requirements or any other restriction under Regulation U of the FRB or (4) any obligations that are mandatorily prepayable prior to the scheduled maturity thereof with the proceeds of the issuance of Equity Interests, the incurrence of other Indebtedness or the sale or other disposition of any assets, so long as such obligations that have become due are so prepaid with the net proceeds required to be used to prepay such obligations when due (or within any applicable grace period) and such event shall not have otherwise resulted in an event of default with respect to such obligations; or
(f)    Insolvency Proceedings, Etc.
(i)    Any Loan Party or any Significant Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or
(ii)    any decree or order for relief in respect of any Loan Party or any Significant Subsidiary is entered under any Debtor Relief Laws of any jurisdiction; or
(iii)    any Loan Party or any Significant Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of any Loan Party or any such Significant Subsidiary, or of any substantial part of the assets of any Loan Party or any such Significant Subsidiary, or commences a voluntary case under the Bankruptcy Code of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Significant Subsidiary) relating to any Loan Party or any Significant Subsidiary under any other Debtor Relief Laws; or
(iv)    any petition or application of the type described in clause (iii) above is filed, or any such proceedings are commenced, against any Loan Party or any Significant Subsidiary and such Loan Party or such Significant Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 45 days; or
(g)    Dissolution, Etc.
(i)    Any order, judgment or decree is entered in any proceedings against any Loan Party or any Significant Subsidiary decreeing the dissolution of such Loan Party or such Significant Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 45 days; or
(ii)     any order, judgment or decree is entered in any proceedings against any Loan Party or any Significant Subsidiary decreeing a split-up of such Loan Party or such Significant Subsidiary which requires the divestiture of (A) assets representing a substantial part, or the stock of, or other ownership interest in, a Significant Subsidiary whose assets represent a substantial part of Consolidated Total Assets or (B) assets or the stock of or other ownership interest in a Significant Subsidiary that has contributed a substantial part of

Consolidated Net Income for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 45 days; or

(h)    ERISA. (i) Any Plan (other than a Multiemployer Plan) shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan (other than a Multiemployer Plan) shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan (other than a Multiemployer Plan) or the PBGC shall have notified any Borrower or any ERISA Affiliate that a Plan (other than a Multiemployer Plan) may become a subject of such proceedings, (iii) the aggregate amount under all Plans (other than a Multiemployer Plan) of the fair market value of the assets (within the meaning of Section 303 of ERISA) is less than 70% of the “Funding Target” (within the meaning of Section 303 of ERISA), (iv) any Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV or ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) any Loan Party or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Loan Party or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect of the type described in clause (a) or (b) of the definition thereof; or
(i)    Judgments. Any judgment or decree for the payment of money in the amount of $30,000,000 or more (to the extent not paid or covered by insurance) shall be entered against any Loan Party or any of its Subsidiaries and such judgment or decree shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or
(j)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(k)    Change of Control. There occurs any Change of Control.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c)    require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.15; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by law.
Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

AGENT
9.01    Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, its Subsidiaries or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default in writing is given to the Agent by a Borrower, a Lender or the L/C Issuer.
The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
9.04    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.06    Resignation of Agent.
(a)    The Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, so long as no Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing, the consent of the Company (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, with, so long as no Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing, the consent of the Company (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, in each case solely in its capacity as Agent and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) . The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.
(d)    Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrowers of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
9.07    Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or the L/C Issuer hereunder.
ARTICLE X.

MISCELLANEOUS
10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(b)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Lender hereunder or under any other Loan Document without the written consent of such Lender;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or Unreimbursed Amounts under Letters of Credit, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to any Lender without the written consent of such Lender; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate and (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(d)    change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(e)    release all or substantially all of the value of the Guaranty without the written consent of each Lender; or
(f)    change any provision of this Section or the definition of “Required Lenders” without the written consent of each Lender;
and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding the foregoing, the Borrowers may, by written notice to the Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more amendments or modifications to (A) allow the maturity of the Committed Loans of the accepting Lenders to be extended and (B) increase the Applicable Rate and/or fees payable with respect to the Committed Loans and Commitments of the accepting Lenders (“Permitted Amendments”) pursuant to procedures reasonably specified by the Agent and reasonably acceptable to the Borrowers.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective.  Permitted Amendments shall become effective only with respect to the Committed Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Committed Loans and/or Commitments as to which such Lender’s acceptance has been made.  Each Borrower, each other Loan Party and each Accepting Lender shall execute and deliver to the Agent a Loan Modification Agreement and such other documentation as the Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof, and the Loan Parties shall also deliver such resolutions, opinions and other documents as reasonably requested by the Agent.  The Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each of the parties hereto hereby agrees that (1) upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Committed Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made and (2) any applicable Lender who is not an Accepting Lender may be replaced by the Borrowers in accordance with Section 10.13.

In addition, notwithstanding anything to the contrary contained in this Section 10.01 or any other Loan Document, if the Agent and the Borrowers have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrowers shall be permitted to amend such provision without the consent of any Lender if such amendment, supplement or waiver is delivered in order to cure ambiguities, omissions, mistakes or defects in such respective Loan Document and so long as such amendment, supplement or waiver does not adversely affect the rights of any Lender.
10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Borrower or any other Loan Party, the Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Agent’s transmission of Borrower Materials through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expense are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or any of its Related Parties.
(d)    Change of Address, Etc. Each of the Borrowers, the Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Agent, L/C Issuer and Lenders. The Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower, except to the extent such losses, costs, expenses and liabilities resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrowers shall pay (i) except as provided in Section 10.06(b)(iv), all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of Moore & Van Allen PLLC, as counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, that this Section 10.04(a) shall not apply with respect to Taxes.
(b)    Indemnification by the Borrowers. Each Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including, without limitation, the fees, charges and disbursements of one primary legal counsel to the Agent, the Arrangers and their Affiliates and the Lenders and, if required, one local counsel in each relevant jurisdiction (and, in the case of an actual or perceived conflict of interest where the Indemnitee informs the Company of such conflict and retains its own counsel, of one additional counsel for each such affected Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) result from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute solely among the Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as Agent, L/C Issuer, Arranger or any similar role under this Agreement or any other Loan Document and other than any claims arising out of any act or omission of Holdings, the Borrowers or any of their Subsidiaries. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the outstanding Loans, unfunded Commitments and participation interests in Swing Line Loans and L/C Obligations of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither any Loan Party nor any Indemnitee shall assert, and each party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee or any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (except that an Indemnitee may assert, and does not waive, a claim against any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party). No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.
(f)    Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Agent, the L/C Issuer or any Lender, or the Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consent (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
(C)    the consent of the L/C Issuers and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Such processing and recordation fees, together with the costs and expenses of the Agent incurred in connection with the execution and delivery of such Assignment and Assumption, shall be paid by either the assignor or the assignee. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any of its Subsidiaries or Affiliates, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Agent, the applicable pro rata share of Committed Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Committed Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, and upon receipt of the original Note from the assignor marked “Cancelled,” each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain the holder of its Loans and owner of its participations or other interest in any Letter of Credit for all purposes hereunder, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Borrowers, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender acting as L/C Issuer or Swing Line Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, such Lender may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of the applicable Lender as L/C Issuer or Swing Line Lender, as the case may be. Any such appointment of a successor L/C Issuer or Swing Line Lender by the Borrowers pursuant to this Section 10.06 shall not become effective until acceptance of the appointment by the successor L/C Issuer or Swing Line Lender. If a Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If a Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable resigning L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.
10.07    Treatment of Certain Information; Confidentiality. Each of the Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (or any Eligible Assignee invited to be a Lender pursuant to Section 2.14) or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating a Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of a Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower (only to the extent that such availability of information is not to the Agent, such Lender, or such L/C Issuer’s knowledge in breach of the confidentiality requirements provided herein).
For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary (or any Affiliate of a Borrower or any Related Party of a Borrower or any such Subsidiary or Affiliate) relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness; Amendment and Restatement.
(a)    This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent or the L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.
(b)    The parties to the Existing Credit Agreement each hereby agree that, at such time as this Agreement shall have become effective pursuant to the terms of Section 4.01, (i) the Existing Credit Agreement automatically shall be deemed amended and restated in its entirety by this Agreement, and (ii) the Commitments under the Existing Credit Agreement and as defined therein automatically shall be replaced with the Commitments hereunder. This Agreement is not a novation of the Existing Credit Agreement.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13    Replacement of Lenders. If the Borrowers are entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if a Lender is not an Accepting Lender under Section 10.01, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrowers shall have paid to the Agent the assignment fee (if any) specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION,

LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between each Borrower, each other Loan Party and their respective Subsidiaries and Affiliates, on the one hand, and the Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, any other Loan Party or any of their respective Subsidiaries and Affiliates, or any other Person and (B) neither the Agent, any Arranger nor any Lender has any obligation to any Borrower, any other Loan Party or any of their respective Subsidiaries and Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Subsidiaries and Affiliates, and neither the Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to any Borrower, any other Loan Party or any of their respective Subsidiaries and Affiliates. To the fullest extent permitted by law, each of the Borrowers and each other Loan Party hereby waives and releases any claims that it may have against the Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.
10.18    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Agent, as applicable, to identify the Loan Parties in accordance with the Act. The Borrowers shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
10.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions    . Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE XI.

GUARANTY
11.01    Guaranty    . Each Guarantor hereby guarantees to each Lender, each L/C Issuer and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. Each Guarantor hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), such Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of the Guarantors under this Guaranty and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.
11.02    Obligations Unconditional    .
The obligations of the Guarantors under this Guaranty are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment), it being the intent of this Section 11.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers for amounts paid under this Guaranty until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)    at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;
(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)    any Lien granted to, or in favor of, the Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or
(e)    any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of a Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of a Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

11.03    Reinstatement    . The obligations of the Guarantors under this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
11.04    Certain Additional Waivers    . Each Guarantor agrees that it shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 11.02.
11.05    Remedies    . Each Guarantor agrees that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in

Section 8.02) for purposes of Section 11.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.
11.06    Guaranty of Payment; Continuing Guaranty    . The guarantee in this Guaranty is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.
11.07    Further Agreements    . Each Guarantor agrees that neither the Agent nor any other holder of the Obligations will have any obligation to investigate the financial condition or affairs of the Borrowers for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Borrowers which might come to the knowledge of the Agent or any holder of the Obligations at any time, whether or not the Agent or such holder of the Obligations knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor or might (or does) materially increase the risk of such Guarantor as a Guarantor or might (or would) affect the willingness of such Guarantor to continue as a guarantor with respect to the Obligations.
11.08    Additional Liability of Guarantors    . If any Guarantor is or becomes liable for any indebtedness owing by any Borrower to the Agent or any holder of the Obligations by endorsement or otherwise other than under this Guaranty, such liability shall not be in any manner impaired or reduced hereby but shall have all and the same force and effect it would have had if this Guaranty had not existed and such Guarantor’s liability hereunder shall not be in any manner impaired or reduced thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
ALEXANDER & BALDWIN, LLC
By: /s/ Paul K. Ito
Name: Paul K. Ito
Title: Authorized Signatory
GRACE PACIFIC LLC
By: /s/ Gordon C.K. Yee
Name: Gordon C.K. Yee
Title: President
ALEXANDER & BALDWIN, LLC, SERIES R
By: /s/ Paul K. Ito
Name: Paul K. Ito

Title: Senior Vice President, Chief Financial Officer and Treasurer
ALEXANDER & BALDWIN, LLC, SERIES T
By: /s/ Paul K. Ito
Name: Paul K. Ito
Title: Controller
ALEXANDER & BALDWIN, LLC, SERIES M
By: /s/ Christopher Benjamin
Name: Christopher Benjamin
Title: President, Chief Executive Officer, Secretary and Treasurer

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
ALEXANDER & BALDWIN, LLC

GUARANTORS:            ALEXANDER & BALDWIN, INC.
By: /s/ Paul K. Ito
Name: Paul K. Ito
Title: Senior Vice President and Treasurer
A&B II, LLC
By: /s/ Paul K. Ito
Name: Paul K. Ito
Title: Treasurer

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
ALEXANDER & BALDWIN, LLC

BANK OF AMERICA, N.A.,
as Agent

By: /s/ Brenda Schriner
Name: Brenda Schriner
Title: Vice President

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
ALEXANDER & BALDWIN, LLC

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By: /s/ Mark N. Crawford
Name: Mark N. Crawford
Title: Senior Vice President

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
ALEXANDER & BALDWIN, LLC

FIRST HAWAIIAN BANK,
as a Lender and L/C Issuer

By: /s/ Darlene N. Blakeney
Name: Darlene N. Blakeney
Title: Vice President

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
ALEXANDER & BALDWIN, LLC

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Kevin A. Stacker
Name: Kevin A. Stacker
Title: Senior Vice President

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
ALEXANDER & BALDWIN, LLC

AMERICAN AGCREDIT, PCA,
as a Lender

By: /s/ Janice T. Thede
Name: Janice T. Thede
Title: Vice President

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
ALEXANDER & BALDWIN, LLC

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Martin Burkland
Name: Martin Burkland
Title: Senior Vice President

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
ALEXANDER & BALDWIN, LLC

AMERICAN SAVINGS BANK, F.S.B.,
as a Lender

By: /s/ Edward Chin
Name: Edward Chin
Title: First Vice President

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
ALEXANDER & BALDWIN, LLC

BANK OF HAWAII,
as a Lender

By: /s/ Nicole Matsuo
Name: Nicole Matsuo
Title: Vice President

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
ALEXANDER & BALDWIN, LLC

JPMORGAN CHASE BANK, N.A.,
as a Lender

By: /s/ Ryan M. Dempsey
Name: Ryan M. Dempsey
Title: Authorized Officer

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
ALEXANDER & BALDWIN, LLC

CENTRAL PACIFIC BANK,
as a Lender

By: /s/ Carl Morita
Name: Carl Morita
Title: Vice President

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
ALEXANDER & BALDWIN, LLC

GOLDMAN SACHS BANK USA,
as a Lender

By: /s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
ALEXANDER & BALDWIN, LLC